Exhibit 1






                               6796508 CANADA INC.

                                  as Purchaser




                                       and



                                    BCE INC.

                                   as Company









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                              DEFINITIVE AGREEMENT


                                  JUNE 29, 2007


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
                                TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION..........................................................................................1
      Section 1.1 Definitions.....................................................................................1
      Section 1.2 Interpretation Not Affected by Headings........................................................15
      Section 1.3 Interpretation.................................................................................15
      Section 1.4 Date for Any Action............................................................................15
      Section 1.5 Entire Agreement...............................................................................16
      Section 1.6 Statutory References, References to Persons and References to Contracts........................16
      Section 1.7 Currency.......................................................................................16
      Section 1.8 Accounting Principles..........................................................................16
      Section 1.9 Schedules......................................................................................16

ARTICLE 2 THE ARRANGEMENT........................................................................................17
      Section 2.1 Arrangement....................................................................................17
      Section 2.2 Interim Order..................................................................................17
      Section 2.3 The Company Meeting............................................................................17
      Section 2.4 The Company Circular...........................................................................18
      Section 2.5 Final Order....................................................................................20
      Section 2.6 Court Proceedings..............................................................................20
      Section 2.7 Stock Compensation Plans.......................................................................20
      Section 2.8 Articles of Arrangement and Effective Date.....................................................21
      Section 2.9 Payment of Consideration.......................................................................21

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................22
      Section 3.1 Representations and Warranties of the Company..................................................22
      Section 3.2 Survival of Representations and Warranties of the Company......................................22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER........................................................22
      Section 4.1 Representations and Warranties of the Purchaser................................................22
      Section 4.2 Survival of Representations and Warranties of the Purchaser....................................22

ARTICLE 5 COVENANTS OF THE COMPANY...............................................................................22
      Section 5.1 Conduct of Business............................................................................22
      Section 5.2 Non-Solicitation...............................................................................27
      Section 5.3 Assistance with Purchaser Financing............................................................29
      Section 5.4 Completion of the Telesat Transaction..........................................................31
      Section 5.5 Cooperation Regarding Reorganization...........................................................32
      Section 5.6 Conduct of the Company.........................................................................33
      Section 5.7 Dividend Reinvestment Plan; Employee Savings Plans.............................................33
      Section 5.8 Cooperation with Solvency Opinion..............................................................33

ARTICLE 6 COVENANTS OF THE PURCHASER PARTIES.....................................................................34
      Section 6.1 Conduct of the Purchaser.......................................................................34
      Section 6.2 Director and Officer Liability.................................................................34
      Section 6.3 Interim Period Consents........................................................................36
      Section 6.4 Purchaser Financing............................................................................36
      Section 6.5 Investment Canada Act..........................................................................38



                                      (i)

      Section 6.6 Syndication of Equity..........................................................................39

ARTICLE 7 MUTUAL COVENANTS.......................................................................................40
      Section 7.1 Regarding the Arrangement......................................................................40
      Section 7.2 Industry Canada Matters........................................................................43
      Section 7.3 FCC Matters....................................................................................44
      Section 7.4 CRTC Matters...................................................................................45
      Section 7.5 Public Communications..........................................................................46
      Section 7.6 Notice and Cure Provisions.....................................................................47
      Section 7.7 Access to Information; Confidentiality.........................................................47
      Section 7.8 Employee Matters...............................................................................48

ARTICLE 8 CONDITIONS.............................................................................................48
      Section 8.1 Mutual Conditions Precedent....................................................................48
      Section 8.2 Additional Conditions Precedent to the Obligations of the Purchaser............................49
      Section 8.3 Additional Conditions Precedent to the Obligations of the Company..............................50
      Section 8.4 Satisfaction of Conditions.....................................................................50

ARTICLE 9 TERMINATION............................................................................................51
      Section 9.1 Termination....................................................................................51
      Section 9.2 Effect of Termination..........................................................................52

ARTICLE 10 GENERAL PROVISIONS....................................................................................52
      Section 10.1 Standard......................................................................................52
      Section 10.2 Amendments....................................................................................53
      Section 10.3 Waiver........................................................................................53
      Section 10.4 Notices.......................................................................................53
      Section 10.5 Governing Law.................................................................................55
      Section 10.6 Expenses and Termination Fees.................................................................55
      Section 10.7 Injunctive Relief.............................................................................57
      Section 10.8 Time of Essence...............................................................................57
      Section 10.9 Binding Effect................................................................................57
      Section 10.10 Severability.................................................................................57
      Section 10.11 No Third Party Beneficiaries.................................................................57
      Section 10.12 Rules of Construction........................................................................58
      Section 10.13 No Liability.................................................................................58
      Section 10.14 Language.....................................................................................58
      Section 10.15 Counterparts, Execution......................................................................58




                                      (ii)

                                    SCHEDULES

Schedule A        PLAN OF ARRANGEMENT

Schedule B        SPECIAL RESOLUTION

Schedule C        KEY REGULATORY APPROVALS

Schedule D        ADDITIONAL REGULATORY APPROVALS

Schedule E        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Schedule F        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Schedule G        PRE-APPROVED EQUITY PARTNERS
















                                     (iii)

                              DEFINITIVE AGREEMENT

         THIS AGREEMENT is made as of June 29, 2007,

B E T W E E N:

                  6796508 CANADA INC., a corporation incorporated under the laws of Canada (the "PURCHASER")

                  - and -

                  BCE INC., a corporation existing under the laws of Canada ("BCE" or the "COMPANY").

         NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

SECTION 1.1       DEFINITIONS

         In this Agreement, unless something in the subject matter or the context is inconsistent therewith:

         "1933 ACT" means the United States Securities Act of 1933;

         "1934 ACT" means the United States Securities Exchange Act of 1934;

         "ACQUISITION PROPOSAL" means, other than the transactions contemplated by this Agreement (including, for greater certainty, the Telesat Transaction) and other than any transaction involving only the Company and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons (other than any Purchaser Party) after the date hereof relating to (i) any acquisition or purchase, direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries or 20% or more of the voting or equity securities of the Company or any of its Subsidiaries (or rights or interests therein or thereto) whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of the Company, (ii) any take-over bid or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Company or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of the Company or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenue, as applicable, of the Company, but excluding for greater certainty the ordinary course conversion from time to time of issued and outstanding Preferred Shares of one or more series into Preferred Shares of a different series in accordance with their terms and the ordinary course refinancing of existing indebtedness of the Company or its Subsidiaries as permitted by the terms hereof;

         "ADDITIONAL REGULATORY APPROVALS" means the approvals listed on Schedule D hereto;

         "AFFECTED SHAREHOLDERS" means the Common Shareholders and the Preferred Shareholders;

         "AFFILIATE" has the meaning ascribed thereto in Section 1.2 of National Instrument 45-106 - Prospectus and Registration Exemptions as in effect on the date hereof, but with respect to the Company does not include Telesat (so long as the Telesat Purchase Agreement has not been terminated) or the Bell Aliant Entities;

         "AGREEMENT" means this definitive agreement as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

         "AMF" means the Autorite des marches financiers, and includes any successor thereto;

         "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise;

         "ARRANGEMENT" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
         Section 10.2 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

         "ARRANGEMENT RESOLUTION" means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, to be substantially in the form and content of Schedule B hereto;

         "ARTICLES OF ARRANGEMENT" means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably;

         "BCE CURRENT PUBLIC DISCLOSURE RECORD" means (i) the annual information form of the Company dated March 7, 2007 for the year ended December 31, 2006, (ii) the audited consolidated financial statements of the Company as at and for the years ended December 31, 2006 and 2005, including the notes thereto and the management's discussion and analysis thereof,
         (iii) the unaudited interim consolidated financial statements of the Company as at and for the three months ended March 31, 2007, including the notes thereto and the management's discussion and analysis thereof, and (iv) the management proxy circular of the Company dated April 13, 2007;

         "BELL ALIANT ENTITIES" means Bell Aliant Regional Communications Income Fund, Bell Aliant Holdings Trust, Bell Aliant Regional Communications Holdings Inc., Bell Aliant Regional Communications Holdings, Limited Partnership, Bell Nordiq Trust, Bell Aliant Regional Communications Inc., Bell Aliant Regional Communications, Limited Partnership, Bell Nordiq Group Inc., Telebec, Limited Partnership, Northern Tel, Limited Partnership and any of their respective direct or indirect Subsidiaries;

         "BOARD" means the board of directors of the Company as the same is constituted from time to time;

         "BREAK-UP FEE" has the meaning ascribed thereto in Section 10.6(6);

         "BROADCASTING ACT" means the Broadcasting Act (Canada);

         "BUSINESS DAY" means a day, other than a Saturday, Sunday or other day on which commercial banks in Montreal, Quebec, Toronto, Ontario or New York, New York are closed;

         "CANADIAN EQUITY SPONSORS" has the meaning ascribed thereto in Section 6.6;

         "CBCA" means the Canada Business Corporations Act;

         "CERTIFICATE OF ARRANGEMENT" means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

         "CHANGE IN RECOMMENDATION" has the meaning ascribed thereto in Section 9.1(1)(c)(i);

         "CODE" means the United States Internal Revenue Code of 1986;

         "COLLECTIVE AGREEMENTS" has the meaning ascribed thereto in paragraph
         (o) of Schedule E;

         "COMMITMENT LETTER" has the meaning ascribed thereto in paragraph (f) of Schedule F;

         "COMMON SHAREHOLDERS" means the registered or beneficial holders of Common Shares, as the context requires;

         "COMMON SHARES" means the common shares in the capital of the Company, as currently constituted;

         "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of March 31, 2007 and the footnotes thereto;

         "COMPANY CIRCULAR" means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Affected

         Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

         "COMPANY DISCLOSURE LETTER" means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to the Purchaser;

         "COMPANY EMPLOYEES" means the employees of the Company and its Subsidiaries;

         "COMPANY FILINGS" means all documents publicly filed under the profile of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) since December 31, 2005;

         "COMPANY MEETING" means the special meeting of Affected Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

         "COMPANY SHARES" means, collectively, the Common Shares and the Preferred Shares;

         "COMPETITION ACT" means the Competition Act (Canada);

         "COMPETITION ACT COMPLIANCE" means that the applicable waiting period under Part IX of the Competition Act shall have expired or been waived or terminated and there shall be no order in place issued by the Competition Tribunal established under the Competition Tribunal Act (Canada) which would preclude completion of the transactions contemplated by this Agreement;

         "COMPETITION LAWS" means the Competition Act, the HSR Act and any other applicable foreign antitrust or competition laws;

         "CONFIDENTIALITY AGREEMENTS" means: (i) the confidentiality agreements (or related undertaking) dated as of June 5, 2007 between each of the Equity Sponsors and the Company pursuant to which the Equity Sponsors and the Purchaser have been provided with access to confidential information of the Company, as amended from time to time in accordance with their terms, and (ii) any other letter agreements entered into between the Company and any of the Equity Sponsors regarding confidential information of the Company;

         "CONSIDERATION" means an amount in cash per Company Share as set out in
         Exhibit I to the Plan of Arrangement;

         "CONTRACT" means any legally binding contract, agreement, license, franchise, lease, arrangement or commitment (written or oral) to which the Company or any of its Subsidiaries is a party;

         "COURT" means the Quebec Superior Court;

         "CRTC" means the Canadian Radio-television and Telecommunications Commission, and includes any successor thereto;

         "CRTC APPLICATIONS" means applications to the CRTC pursuant to the Broadcasting Act and related regulations for approval of a change in control of the CRTC Licensees and to approve new licensees of Express-Vu if requested by the Purchaser (provided that such licensees are Subsidiaries of the Company);

         "CRTC APPROVAL" means that all required approvals by the CRTC of the CRTC Applications shall have been received;

         "CRTC LICENSEES" means the Company and those affiliates of the Company that hold CRTC Licenses, treating for this purpose the Bell Aliant Entities as affiliates of the Company;

         "CRTC LICENSES" means those licenses issued by the CRTC to the Company and affiliates of the Company under the Broadcasting Act and related regulations, treating for this purpose the Bell Aliant Entities as affiliates of the Company;

         "DATA ROOM" means the material contained in the virtual data room established by the Company as at 3:15 p.m. on June 29, 2007, the index of documents of which is appended to the Company Disclosure Letter;

         "DEPOSITARY" means Computershare Investor Services Inc.;

         "DIVIDEND REINVESTMENT PLAN" means the Shareholder Dividend Reinvestment and Stock Purchase Plan of the Company, as the same may be amended from time to time in compliance with this Agreement;

         "DIRECTION" means the Direction to the CRTC (Ineligibility of Non-Canadians);

         "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

         "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

         "D&O INSURANCE" has the meaning ascribed thereto in Section 6.2(2);

         "DSUS" means deferred share units issued under the Company's 1997 Share Unit Plan for Non-Employee Directors or the Company's 1997 Share Unit Plan for Senior Executives and Other Key Employees, in each case as amended from time to time;

         "EFFECTIVE DATE" means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

         "EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Arrangement;

         "EMPLOYEE PLANS" has the meaning ascribed thereto in paragraph (n) of Schedule E hereto;

         "EMPLOYEE SAVINGS PLANS" means the 1970 Employees' Savings Plan and the 2000 Employees' Savings Plan (US) of the Company, in each case as amended from time to time;

         "ENVIRONMENTAL LAWS" means any Applicable Law relating to the environment or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or hazardous substances, wastes or materials;

         "EQUITY COMMITMENT LETTERS" has the meaning ascribed thereto in paragraph (f) of Schedule F;

         "EQUITY SPONSORS" has the meaning ascribed thereto in paragraph (f) of Schedule F;

         "EXCHANGE" or "EXCHANGES" means the Toronto Stock Exchange and/or the New York Stock Exchange, as applicable;

         "EXECUTIVE OFFICER" has the meaning ascribed thereto in National Instrument 51-102 - Continuous Disclosure Obligations;

         "FCC" means the United States Federal Communications Commission, and includes any successor thereto;

         "FCC APPLICATIONS" means the applications and declaratory rulings to the FCC in relation to the FCC Licenses for approval of the change in control of the Company or its applicable Subsidiaries (treating for this purpose the Bell Aliant Entities and Telesat, in Telesat's case for so long as the Telesat Transaction has not been completed, as Subsidiaries of the Company) on the completion of the transactions contemplated herein;

         "FCC APPROVAL" means that all required approvals of the FCC Applications shall have been received from the FCC or relevant FCC staff pursuant to delegated authority;

         "FCC LICENSES" means the authorizations, licenses and declaratory rulings issued by the FCC to the Company or a Subsidiary thereof (treating for this purpose the Bell Aliant Entities and Telesat, in Telesat's case for so long as the Telesat Transaction has not been completed, as Subsidiaries of the Company) for the provision of service in the United States or between the United States and any foreign points as disclosed in the Company Disclosure Letter;

         "FINAL ORDER" means the final order of the Court in a form acceptable to the Company and the Purchaser, acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

         "FINANCIAL ADVISORS" means, collectively, Goldman, Sachs & Co., CIBC World Markets Inc., BMO Nesbitt Burns Inc., RBC Dominion Securities Inc. and Greenhill & Co. Canada Ltd.;

         "GAAP" means accounting principles generally accepted in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis;

         "GOVERNMENTAL AUTHORITY" means any (a) multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, self-regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange;

         "HERITAGE MINISTER" has the meaning ascribed thereto in Section 6.5(1);

         "HSR ACT" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

         "HSR APPROVAL" means the expiration or early termination of any waiting period, and any extension thereof, applicable to the completion of the transactions contemplated hereby under the HSR Act;

         "INDEMNIFIED PERSON" has the meaning ascribed thereto in Section
         6.2(1);

         "INDUSTRY CANADA" means the Minister of Industry acting in accordance with the powers and discretion accorded to the Minister under the Radiocommunication Act;

         "INDUSTRY CANADA APPLICATIONS" means applications to Industry Canada in respect of Industry Canada Licenses under the Radiocommunication Act and related regulations for approval of the change in control of the Industry Canada Licensees on the completion of the transactions set out herein;

         "INDUSTRY CANADA APPROVAL" means that all required approvals by Industry Canada of the Industry Canada Applications shall have been received;

         "INDUSTRY CANADA LICENSEES" means those affiliates of the Company who hold Industry Canada Licenses, treating for this purpose the Bell Aliant Entities and Telesat, in Telesat's case for so long as the Telesat Transaction has not been completed, as affiliates of the Company;

         "INDUSTRY CANADA LICENSES" means only those radio or spectrum licenses issued by Industry Canada pursuant to the Radiocommunication Act to affiliates of the Company (treating for this purpose the Bell Aliant Entities and Telesat, in Telesat's case for so long as the Telesat Transaction has not been completed, as affiliates of the Company) which contain, as a condition of license, the requirement to seek the prior approval of Industry Canada for a material change in ownership or control of the licensee, a complete list of which is set out in the Company Disclosure Letter;

         "INTELLECTUAL PROPERTY RIGHTS" has the meaning ascribed thereto in paragraph (u) of Schedule E;

         "INTERNAL CONTROLS" has the meaning ascribed thereto in Rule 13a-15 of the 1934 Act;

         "INTERIM ORDER" means the interim order of the Court in a form acceptable to the Company and the Purchaser, acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably;

         "INVESTMENT CANADA ACT" means the Investment Canada Act;

         "INVESTMENT CANADA ACT APPROVAL" means, if required, that the Minister designated for the purposes of the Investment Canada Act shall have confirmed to the Purchaser that he or she has determined, or shall have been deemed to have determined, that the transactions contemplated by this Agreement are of "net benefit" to Canada;

         "KEY REGULATORY APPROVALS" means the approvals listed on Schedule C hereto;

         "KNOWLEDGE" means the actual knowledge of any of the individuals expressly identified for these purposes in the Company Disclosure Letter;

         "LEASED REAL PROPERTY" has the meaning ascribed thereto in paragraph
         (q) of Schedule E;

         "LEASED NETWORK FACILITIES" means all of the Company's and its Subsidiaries' Network Facilities that are not owned by the Company or its Subsidiaries but are provided under lease, license or other agreement between the Company or the Subsidiary and one or more other Persons;

         "LENDERS" has the meaning ascribed thereto in paragraph (f) of Schedule F;

         "LIEN" means, with respect to any property or asset, any mortgage, lien, hypothec, pledge, charge, security interest, encumbrance, defect of title, restriction or other rights of third parties, or other adverse claim of any kind in respect of such property or asset;

         "MARKETING PERIOD" shall mean, unless otherwise agreed to by the Parties, the first period of 20 consecutive calendar days after the Required Information Schedule is delivered, during which (A) the Purchaser shall have the Required Information that the Company is required to provide to the Purchaser pursuant to Section 5.3 and (B) all conditions set forth in Section 8.1 and Section 8.2 (other than those that by their nature will not be satisfied until the Effective Time or conditions set forth in Section 8.1 with respect to which any Purchaser Party shall have failed to comply with its obligations hereunder) have been satisfied and no event has occurred and no conditions exist that would cause any of the conditions set forth in
         Section 8.1 (other than conditions set forth in Section 8.1 that are not satisfied as a result of any Purchaser Party having failed to comply with its obligations hereunder) or Section 8.2 to fail to be satisfied assuming the Effective Time were to be scheduled for any time during such 20 consecutive calendar day period; provided, however, that the Marketing Period shall end on any earlier date that is the date on which the debt financing contemplated by the Commitment Letter is otherwise obtained; provided further that if the Marketing Period would not end on or prior to December 19, 2007, the Marketing Period shall commence no earlier than January 7, 2008, and if the Marketing Period would not end on or prior to August 15, 2008, the Marketing Period shall commence no earlier than September 8, 2008; provided further that the Marketing Period shall not be deemed to have commenced if, (i) after the date hereof and prior to the completion of the Marketing Period, Deloitte and Touche LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company Filings or refuses to issue a customary comfort letter (in accordance with its normal practices) or (ii) the financial statements included in the Required Information that is available to the Purchaser on the first day of any such 20 consecutive calendar day period would not be sufficiently current on any day during such 20 consecutive calendar day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20 consecutive calendar day period;

         "MATERIAL ADVERSE EFFECT" means an effect that, individually or in the aggregate with other such effects, is or would reasonably be expected to be material and adverse to the financial condition, business or the results of operations of the Company and its Subsidiaries, taken as a whole, (treating for purposes of this definition the Bell Aliant Entities and, for so long as the Telesat Transaction has not been completed, Telesat, as Subsidiaries of the Company), except any such effect resulting from or arising in connection with: (a) any change in GAAP; (b) any adoption, proposal, implementation or change in Applicable Law or any interpretation thereof by any Governmental Authority; (c) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (d) any change affecting any of the industries in which the Company or any of its Subsidiaries operate; (e) any natural disaster; (f) the execution, announcement or performance of the Agreement or consummation of the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any of their employees, financing sources, bondholders or shareholders; (g) any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally on any securities exchange on which any securities of the Company trade; (h) the Company ceasing to be a "qualified corporation" for purposes of the Telecommunications Regulations, or ceasing to be a "Canadian" for purposes of the Radiocommunication Regulations, or ceasing to be a "Canadian" for purposes of the Direction or ceasing to be in compliance with the Direction; (i) the failure of the Company in and of itself to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (j) the failure of the Telesat Transaction to be completed for any reason; (k) any actions taken (or omitted to be taken) upon the request of the Purchaser; or
         (l) any action taken by the Company or any of its Subsidiaries which is required pursuant to the Agreement; provided, however, that with respect to clauses (c), (d) and (e), such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries in which the Company and/or its

         Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a "MATERIAL ADVERSE EFFECT" has occurred;

         "MATERIAL CONTRACT" means: (a) any Contract which, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (b) any partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement relating to the formation, creation or operation of any partnership, limited liability company or joint venture, the properties and assets of which exceed $400 million (book value or fair market value), in which the Company or any of its Subsidiaries is a partner, member or joint venturer (or other participant) and in which the interest of the Company and its Subsidiaries has a fair market value which exceeds $200 million, but excluding any such partnership, limited liability company or joint venture which is a wholly-owned Subsidiary of the Company; (c) any Contract under which indebtedness in excess of $250 million is or may become outstanding, other than any such Contract between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more or its wholly-owned Subsidiaries; (d) any Contract providing for the sale or exchange of, or option to sell or exchange, any property or asset where the sale price or agreed value or fair market value of such property or asset is in excess of $200 million, or the purchase or exchange of, or option to purchase or exchange, any property or asset where the purchase price or agreed value or fair market value of such property or asset is in excess of $200 million, in either case entered into in the past 12 months or entered into more than 12 months prior to the date hereof in respect of which the applicable transaction has not yet been substantially consummated, other than any such Contract between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more or its wholly-owned Subsidiaries; or (e) any Contract restricting the incurrence of indebtedness by the Company or any of its Subsidiaries or (including by requiring the granting of an equal and rateable Lien) the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries which are material to the Company and its Subsidiaries, taken as a whole, or restricting the payment of dividends by the Company, other than any such Contract between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more or its wholly-owned Subsidiaries which may be amended, and the terms of which may be waived without the consent of any other Party (the "LIEN RESTRICTIONS"); (f) any Contract under which the Company or its wholly-owned Subsidiaries are obligated to make or expect to receive payments on an annual basis in excess of $100 million or $300 million over the remaining term of the Contract; and (g) any Contract that limits or otherwise restricts, in a manner material to the Company and its Subsidiaries, taken as a whole, (i) the ability of the Company or any of its wholly-owned Subsidiaries to compete in any material geographic area or material line of business or (ii) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services;

         "MATERIAL FACT" has the meaning ascribed thereto in the Securities Act;

         "MATERIAL SUBSIDIARIES" means those subsidiaries of Company which are identified as such in the Company Disclosure Letter;

         "MISREPRESENTATION" has the meaning ascribed thereto in the Securities Act;

         "NETWORK FACILITIES" means all of the Company's and its Subsidiaries' material network facilities (including cable, wires, conduits, switches and other equipment and facilities) and related material operating support equipment systems, network operations centres, and land and buildings, whether owned or leased;

         "NETWORK FACILITY AGREEMENTS" means agreements under which third Persons provide Network Facilities to the Company and/or its Subsidiaries;

         "OPTION" means an option to purchase Common Shares granted under any of the Stock Option Plans;

         "OWNED NETWORK FACILITIES" means Network Facilities that are owned by the Company or one of its Subsidiaries;

         "OWNED REAL PROPERTY" has the meaning ascribed thereto in paragraph (q) of Schedule E;

         "OUTSIDE DATE" means June 30, 2008, or such later date as the Purchaser and the Company may agree in writing, provided that if the Effective Date has not occurred by the Outside Date as a result of the failure to obtain all of the Key Regulatory Approvals, then either the Purchaser or the Company may from time to time elect in writing, provided that the Party so electing is then in compliance in all material respects with its obligations under the Agreement, to extend the Outside Date by a specified period of not less than five Business Days, provided that in aggregate such extensions shall not exceed three months, and provided further that the Outside Date may only be extended if the Party so extending the Outside Date reasonably believes that all of the Key Regulatory Approvals are capable of being obtained prior to the Outside Date, as it may be so extended; and provided that, after the Key Regulatory Approvals have been obtained, the Outside Date shall not occur prior to the end of the Marketing Period;

         "PARTIES" means, collectively, the Purchaser and the Company, and "PARTY" means any of them;

         "PERMITTED DIVIDEND" means, in respect of the Common Shares, a dividend not in excess of $0.365 per Common Share per quarter (adjusted for any stock split, stock dividend, reorganization or similar event after the date hereof), and in respect of any Preferred Share, a dividend in an amount and with a payment frequency as provided for or contemplated by the terms of such Preferred Share, including as such dividend rate may be reset by the Company from time to time, in each case with customary record and payment dates;

         "PERMITTED LIENS" means: (i) the reservations, limitations, provisos and conditions expressed in the original grant from the Crown and any statutory exceptions to title; (ii) inchoate or statutory liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of real or personal property; (iii) easements, servitudes, restrictions, restrictive covenants, party wall agreements, rights of way, licenses, permits and other similar rights in real property (including, without limiting the generality of the foregoing, easements, rights of way and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables); (iv) liens for Taxes in respect of real property not yet due and payable;
         (v) zoning and building by-laws and ordinances, regulations made by public authorities and other restrictions affecting or controlling the use, marketability or development of real property; (vi) agreements with any municipal, provincial or federal governments or authorities and any public utilities or private suppliers of services, including (without limitation) subdivision agreements, development agreements, site control agreements, engineering, grading or landscaping agreements and similar agreements; and (vii) such other imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; which in the case of (iii), (v) and (vi), do not materially impair the use of the applicable real property subject thereto as such property is being used at the date hereof;

         "PERSON" includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

         "PLAN OF ARRANGEMENT" means the plan of arrangement, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with Section 10.2 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

         "PRE-ACQUISITION REORGANIZATION" has the meaning ascribed thereto in
         Section 5.5;

         "PREFERRED SHAREHOLDERS" means the registered or beneficial holders of Preferred Shares, as the context requires;

         "PREFERRED SHARES" means the first preferred shares in the capital of the Company, as constituted on the date hereof, and includes all series thereof (and, for greater certainty, includes, as the context requires, the series of preferred shares into which one or more outstanding series may be converted in accordance with their terms);

         "PROCEEDINGS" means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative;

         "PURCHASER PARTIES" means the Purchaser and each of the Equity
         Sponsors;

         "RADIOCOMMUNICATION ACT" means the Radiocommunication Act (Canada);

         "RADIOCOMMUNICATION REGULATIONS" means the Radiocommunication Regulations made under the Radiocommunication Act;

         "REGULATORY APPROVALS" means the Key Regulatory Approvals and the Additional Regulatory Approvals;

         "REPRESENTATIVES" has the meaning ascribed thereto in Section 5.2(1);

         "REQUIRED INFORMATION" has the meaning ascribed thereto in Section 5.3;

         "REQUIRED INFORMATION SCHEDULE" has the meaning ascribed thereto in
         Section 5.3;

         "RETURNS" means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns required to be filed with a Governmental Authority with respect to Taxes;

         "RIGHT-OF-WAY AGREEMENT" has the meaning ascribed thereto in paragraph
         (r) of Schedule E;

         "RSUS" means restricted share units issued under the Company's 2004 Restricted Share Unit Plan for Executives and Other Key Employees, as amended from time to time;

         "SECURITIES ACT" means the Securities Act (Quebec);

         "SECURITIES AUTHORITIES" means the United States Securities and Exchange Commission, the AMF and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada;

         "SECURITIES LAWS" means the Securities Act and all other applicable Canadian provincial and territorial, United States federal and state securities laws, rules and regulations and published policies thereunder;

         "SOLVENT" when used with respect to the Company, means that, as of any date of determination (a) the amount of the "fair saleable value" of the assets of the Company will, as of such date, exceed (i) the value of all "liabilities of the Company, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Company on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) the Company will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses and transactions in which it intends to engage or proposes to be engaged following the Effective Date, (c) the Company will be able to meet its obligations as they generally become due and to pay its liabilities, including contingent and other liabilities, as they mature, and (d) the aggregate of the property of the Company is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all its obligations, due and accruing due. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that the Company will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due;

         "STOCK OPTION PLANS" means, collectively, the BCE Inc. Long Term Incentive (Stock Option) Program (1999), the BCE Inc. Replacement Stock Option Plan (Plan of Arrangement 2000) and any other existing stock option plan of the Company, in each case as amended from time to time;

         "SUBSIDIARY" has the meaning ascribed thereto in Section 1.1 of National Instrument 45-106 - Prospectus and Registration Exemptions as in effect on the date hereof, but with respect to the Company does not include Telesat (so long as the Telesat Purchase Agreement has not been terminated) or the Bell Aliant Entities;

         "SUPERIOR PROPOSAL" shall mean any written Acquisition Proposal: (i) to acquire not less than 50.1% of the outstanding Common Shares or assets of the Company on a consolidated basis, (ii) that is reasonably capable of being completed, taking into account to the extent considered appropriate by the Board, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal, (iii) in respect of which, where applicable, financing commitment letters reasonably satisfactory to the Company shall have been furnished to the Company, (iv) that is not subject to a due diligence condition, and (v) that the Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, is on terms and conditions that are more favourable from a financial point of view to the Affected Shareholders than those contemplated by this Agreement (after taking into account for greater certainty any modifications to this Agreement proposed by the Purchaser as contemplated by Section 5.2);

         "TAX ACT" means the Income Tax Act (Canada);

         "TAXES" means any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any Governmental Authority, including Canada Pension Plan and provincial pension plan contributions, tax instalment payments, unemployment insurance contributions and employment insurance contributions, worker's compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, sales, capital, transfer, franchise, non-resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts;

         "TECHNOLOGY" has the meaning ascribed thereto in paragraph (u) of Schedule E;

         "TELECOMMUNICATIONS ACT" means the Telecommunications Act (Canada);

         "TELECOM LAWS" means the Telecommunications Act, the Broadcasting Act and the Radiocommunication Act, and the respective regulations, rules, policies and directions made thereunder, as well as any applicable foreign telecommunications or communications laws, regulations, rules, policies and directions including those administered by the FCC;

         "TELECOMMUNICATIONS REGULATIONS" means the Canadian Telecommunications Common Carrier Ownership and Control Regulations made under the Telecommunications Act;

         "TELESAT" means Telesat Canada, a corporation continued under the laws of Canada;

         "TELESAT PURCHASE AGREEMENT" means the share purchase agreement dated as of December 16, 2006 among the Company, Telesat and 4363213 Canada Inc. as the same has been or may be amended from time to time in accordance with its terms and this Agreement;

         "TELESAT TRANSACTION" means the purchase and sale transaction, and related transactions, contemplated by Telesat Purchase Agreement;

         "TERMINATION FEE" has the meaning ascribed thereto in Section 10.6(2); and

         "TERMINATION FEE EVENT" has the meaning ascribed thereto in Section 10.6(2).

SECTION 1.2       INTERPRETATION NOT AFFECTED BY HEADINGS

         The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

SECTION 1.3       INTERPRETATION

         In this Agreement words importing the singular number include the plural and vice versa, and words importing any gender include all genders. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. The term "made available" means that (i) copies of the subject materials were included in the Data Room on or prior to 3:15 p.m. on June 29, 2007, (ii) copies of the subject materials were provided to the Purchaser or any of the Purchaser Parties, or (iii) the subject material was listed in the Company Disclosure Letter or referred to in the Data Room on or prior to 3:15 p.m. on June 29, 2007 and copies were provided to the Purchaser or any of the Purchaser Parties by the Company if requested. Any capitalized terms used in any Schedule or in the Company Disclosure Letter but not otherwise defined therein, shall have the meaning as defined in this Agreement.

SECTION 1.4       DATE FOR ANY ACTION

         If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day. In this Agreement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

SECTION 1.5       ENTIRE AGREEMENT

         This Agreement, the agreements and other documents herein referred to, and the Confidentiality Agreements, constitute the entire agreement between the Parties pertaining hereto and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties hereto. Except as expressly represented and warranted herein or in any other binding agreement relating hereto executed by the Parties after the date hereof, no Party shall be considered to have given any other express or implied representations or warranties, including without limitation as a result of oral or written statements or management or other presentations or memoranda. The Parties acknowledge that in order to induce the Company to enter into this Agreement, the Equity Sponsors have, contemporaneously with the execution and delivery of this Agreement, executed and delivered to the Company a guarantee of certain of the obligations of the Purchaser hereunder.

SECTION 1.6 STATUTORY REFERENCES, REFERENCES TO PERSONS AND REFERENCES TO CONTRACTS

         In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute, regulation, direction or instrument is to that statute, regulation, direction or instrument as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of a reference to a statute, includes any regulations, rules, policies or directions made thereunder. Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns. References to any contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with its terms.

SECTION 1.7       CURRENCY

         Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and "$" refers to Canadian dollars.

SECTION 1.8       ACCOUNTING PRINCIPLES

         Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP, and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

SECTION 1.9       SCHEDULES

         The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

         Schedule A -  Plan of Arrangement
         Schedule B -  Special Resolution
         Schedule C -  Key Regulatory Approvals
         Schedule D -  Additional Regulatory Approvals

         Schedule E - Representations and Warranties of the Company Schedule F - Representations and Warranties of the Purchaser Schedule G - Pre-Approved Equity Partners


                                    ARTICLE 2
                                 THE ARRANGEMENT

SECTION 2.1       ARRANGEMENT

         The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

SECTION 2.2       INTERIM ORDER

         The Company agrees that as soon as reasonably practicable after the date hereof, but in any event in sufficient time to permit the Company Meeting to be convened in accordance with Section 2.3(1), the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 192 of the CBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

         (a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

         (b) that the requisite approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by Affected Shareholders present in person or represented by proxy at the Company Meeting;

         (c) that, in all other respects, the terms, restrictions and conditions of the Company's articles of amalgamation and by-laws, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

         (d)      for the grant of the Dissent Rights;

         (e) for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

         (f) that the Company Meeting may be adjourned or postponed from time to time by the Company without the need for additional approval of the Court.

SECTION 2.3       THE COMPANY MEETING

(1) Subject to the terms of this Agreement, the Company agrees to convene and conduct the Company Meeting in accordance with the Interim Order, the Company's articles of amalgamation and by-laws and Applicable Laws on or before October 29, 2007, and not to propose to adjourn or postpone the Company Meeting:

         (a)      except as required for quorum purposes or by Applicable Law;

         (b)      except as required under Section 7.6(2) of this Agreement; or

         (c) except for an adjournment for the purpose of attempting to obtain the requisite approval of the Arrangement Resolution.

(2) Subject to the terms of this Agreement and compliance by the directors and officers of the Company with their fiduciary duties, the Company will use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution, including, if so requested by the Purchaser, acting reasonably, using dealer and proxy solicitation services and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution.

(3) The Company will give notice to the Purchaser of the Company Meeting and allow the Purchaser's representatives and legal counsel to attend the Company Meeting.

(4) The Company will advise the Purchaser as the Purchaser may reasonably request, and at least on a daily basis on each of the last five Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution.

(5) The Company will promptly advise the Purchaser of any written notice of dissent or purported exercise by any Affected Shareholder of Dissent Rights received by the Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to Applicable Laws, any written communications sent by or on behalf of the Company to any Affected Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution. The Company shall not settle any claims with respect to Dissent Rights without first consulting with the Purchaser.

SECTION 2.4       THE COMPANY CIRCULAR

(1) Promptly after the execution of this Agreement, the Company shall prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by the CBCA, Securities Laws and other Applicable Laws in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and other documentation required in connection with the Company Meeting to be filed and to be sent to each Affected Shareholder and other Persons as required by the Interim Order and Applicable Laws, in each case so as to permit the Company Meeting to be held within the time required by
         Section 2.3(1).

(2) The Company shall ensure that the Company Circular complies in all material respects with all Applicable Laws, and, without limiting the generality of the foregoing, that the Company Circular (including with respect to any information incorporated therein by reference) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information furnished by the Purchaser Parties) and shall provide Affected Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Company Meeting. Subject to
         Section 5.2(6), the Company Circular will include the recommendation of the Board that Affected Shareholders vote in favour of the Arrangement Resolution.

(3) The Purchaser and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Company Circular and other documents related thereto, and reasonable consideration shall be given to any comments made by the Purchaser and its counsel, provided that all information relating solely to the Purchaser Parties included in the Company Circular shall be in form and content satisfactory to the Purchaser, acting reasonably.

(4) The Purchaser will furnish to the Company all such information concerning the Purchaser Parties as may be reasonably required by the Company in the preparation of the Company Circular and other documents related thereto, and the Purchaser shall ensure that no such information will contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Company Circular in order to make any information so furnished or any information concerning the Purchaser Parties not misleading in light of the circumstances in which it is disclosed.

(5) The Purchaser will indemnify and save harmless the Company, its Subsidiaries and their respective directors, officers, employees, agents, advisors and representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company, any Subsidiary or any of their respective directors, officers, employees, agents, advisors or representatives may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

         (a) any misrepresentation or alleged misrepresentation in any information included in the Company Circular that is provided by the Purchaser Parties for the purpose of inclusion in the Company Circular; and

         (b) any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Authority, based on any misrepresentation or any alleged misrepresentation in any information related solely to the Purchaser Parties and provided by the Purchaser Parties for the purpose of inclusion in the Company Circular.

(6) The Company and the Purchaser shall each promptly notify each other if at any time before the Effective Date it becomes aware (in the case of the Company only with respect to the Company and in the case of the Purchaser only with respect to it or a Purchaser Party) that the Company Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Company Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Circular, as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to Affected Shareholders and, if required by the Court or Applicable Laws, file the same with the Securities Authorities and as otherwise required.

SECTION 2.5       FINAL ORDER

         If the Interim Order is obtained, the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order and as required by Applicable Law and the condition in Section 8.1(d) has been satisfied or waived by each of the Parties, and subject to the terms of this Agreement, the Company shall as soon as reasonably practicable thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA.

SECTION 2.6       COURT PROCEEDINGS

         The Purchaser and the Company will cooperate in seeking the Interim Order and the Final Order, including by the Purchaser providing to the Company on a timely basis any information required to be supplied by any Purchaser Party in connection therewith. The Company will provide legal counsel to the Purchaser with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom. Subject to Applicable Laws, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require the Purchaser to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser's obligations set forth in any such filed or served materials or under this Agreement.

SECTION 2.7       STOCK COMPENSATION PLANS

(1) Subject to the terms and conditions of this Agreement, pursuant to the Arrangement, each holder of Options, whether vested or unvested, will be entitled to receive from the Company in respect of each Option an amount equal to the Consideration per Common Share less the applicable exercise price in respect of such Option, as well as any applicable related special compensation payments, and the Company shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing.

(2) Subject to the terms and conditions of this Agreement, pursuant to the Arrangement, all DSUs and all RSUs (other than any interests in RSUs held by individuals eligible to participate in the Company's retention plan, which will be paid out on the earlier of 12 months from the date hereof and six months from the Effective Date for an amount provided under such retention plan, a description of which was provided to the Purchaser on June 22, 2007), will be acquired or cancelled by the Company for cash equal to the Consideration per Common Share per DSU or

         RSU, as the case may be, and the Company shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing.

SECTION 2.8       ARTICLES OF ARRANGEMENT AND EFFECTIVE DATE

         The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule A, as it may be amended at the reasonable request of the Purchaser to include such terms and conditions as may be determined by the Purchaser, acting reasonably, to be necessary or desirable provided that no such term or condition (i) shall be prejudicial to the Affected Shareholders or other Persons to be bound by the Plan of Arrangement or be inconsistent with the provisions of this Agreement or (ii) creates a reasonable risk of delaying, impairing or impeding in any material respect the receipt of any Key Regulatory Approval or the satisfaction of any condition set forth in
Article 8 hereof. Subject to the Interim Order, the Final Order and any Applicable Law, the Company agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 10.2 of this Agreement to add, remove or amend any steps or terms determined to be necessary or desirable by the Purchaser, acting reasonably, provided that the Plan of Arrangement shall not be amended in any manner which is (i) prejudicial to the Affected Shareholders or other Persons to be bound by the Plan of Arrangement or is inconsistent with the provisions of this Agreement or (ii) creates a reasonable risk of delaying, impairing or impeding in any material respect the receipt of any Key Regulatory Approval or the satisfaction of any condition set forth in
Article 8 hereof. On the later of (i) the second Business Day following the last day of the Marketing Period and (ii) the fifth Business Day after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) set forth in Article 8, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by the Company with the Director. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by Applicable Law, including the CBCA. The closing of the transactions contemplated hereby will take place at the offices of Stikeman Elliott LLP, 1155 Rene-Levesque Blvd. West, 40th Floor, Montreal, Quebec, or at such other location as may be agreed upon by the Parties.

SECTION 2.9       PAYMENT OF CONSIDERATION

         The Purchaser will, following receipt of the Final Order and prior to the filing by the Company of the Articles of Arrangement with the Director, provide the Depositary with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to the Company, acting reasonably) to complete all of the transactions contemplated by the Plan of Arrangement, as provided in the Plan of Arrangement.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in (i) the Company Filings filed before the date of this Agreement or (ii) the Company Disclosure Letter, the Company represents and warrants to the Purchaser as set forth in Schedule E. For greater certainty, for purposes of Schedule E Telesat shall be deemed not to be a Subsidiary or affiliate of the Company, regardless of whether the Telesat Purchase Agreement has been terminated.

SECTION 3.2       SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The representations and warranties of Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.


                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.1       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Company as set forth in Schedule F.

SECTION 4.2       SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.


                                    ARTICLE 5
                            COVENANTS OF THE COMPANY

SECTION 5.1       CONDUCT OF BUSINESS

         The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as set out in the Company Disclosure Letter, as required or permitted by the Agreement, as required by Applicable Law or Governmental Authority, as required by the terms of any existing Contract, or as contemplated by (i) the Company's 2007 business plans specifically identified in the Company Disclosure Letter and made available to the Purchaser and as updated in the written management presentation provided on June 7, 2007 or (ii) the Company's 2008 business plans which are approved by the Board, acting in good faith and following reasonable consultation with the Purchaser that are consistent in all material respects with the 2008 forecasts provided to the Purchaser Parties at the management presentation held on June 7, 2007 and the related documents provided in the Data Room, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, and shall use its commercially reasonable efforts to preserve intact the present business organization of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, employees and other Persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as set forth in the Company Disclosure Letter, as required or permitted by this Agreement, as required by Applicable Law, Governmental Authority or as required by the terms of any existing Contract, or as contemplated by (i) the Company's 2007 business plans specifically identified in the Company Disclosure Letter and made available to the Purchaser and as updated in the written management presentation provided on June 7, 2007 or (ii) the Company's 2008 business plans which are approved by the Board, acting in good faith and following reasonable consultation with the Purchaser that are consistent in all material respects with the 2008 forecasts provided to the Purchaser Parties at the management presentation held on June 7, 2007 and the related documents provided in the Data Room, the Company shall not, nor shall it permit any of its Subsidiaries to, except with the prior consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

         (a) amend its articles of incorporation, articles of amalgamation, by-laws or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

         (b) split, combine or reclassify any shares of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than: (i) Permitted Dividends; (ii) dividends or distributions from a Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company; or
                  (iii) as required by the terms thereof and in accordance with such terms, including without limitation in order to effect the conversion from time to time of issued and outstanding Preferred Shares of one or more series into Preferred Shares of a different series and/or to reset the dividend rate from time to time on such Preferred Shares;

         (c) redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, except: (i) for the acquisition of shares of capital stock of any wholly-owned Subsidiary of the Company by the Company or by any other wholly-owned Subsidiary of the Company; (ii) as required by the terms thereof and in accordance with such terms, including without limitation in order to effect the conversion from time to time of issued and outstanding Preferred Shares of one or more series into Preferred Shares of a different series; or
                  (iii) for the acquisition of Common Shares pursuant to the Company's normal course issuer bid at prices per share that are less than the applicable Consideration;

         (d) issue, deliver or sell, or authorize the issuance, delivery or sale of any shares of capital stock, any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Company or any of its Subsidiaries, or any RSUs, other than: (i) the issuance of Common Shares on the exercise or termination of Options outstanding on the date hereof or as granted hereafter in compliance with this Section 5.1(d), (ii) the issuance of up to a maximum of 1,000,000 Options in the ordinary course operation of existing share issuance plans of the Company
                  (iii) the issuance of additional Preferred Shares on the conversion from time to time of issued and outstanding Preferred Shares of one or more series into Preferred Shares of a different series in accordance with the terms thereof, or
                  (iv) the issuance of any shares of capital stock of any Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

         (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses having a cost, on a per transaction or series of related transactions basis, in excess of $100 million and subject to a maximum of $300 million for all such transactions, other than for greater certainty ordinary course procurement contracts or the acquisition of inventory or other assets for resale or use by the Company and/or any of its Subsidiaries or their respective customers in connection with the ordinary course operation of their businesses;

         (f) sell, lease or otherwise transfer, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses, having a cost or proceeds, as applicable, on a per transaction or series of related transactions basis, in excess of $200 million and subject to a maximum of $500 million for all such transactions, other than: (i) for greater certainty, the sale, lease or other use or transfer of inventories and products in the ordinary course of business consistent with past practice;
                  (ii) in connection with the Telesat Transaction; or (iii) in respect of obsolete, damaged or destroyed assets;

         (g) make, in one transaction or in a series of related transactions, any loans, advances or capital contributions to, or investments in, in an amount on a per transaction or series of related transactions basis in excess of $100 million individually and $300 million in the aggregate, in any other Person, other than the Company or any wholly-owned Subsidiary of the Company and other than pursuant to the exercise of existing pre-emptive or similar rights or existing capital call obligations;

         (h) prepay any long-term indebtedness before its scheduled maturity or create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of $200 million provided that the amount contemplated by subsection
                  (j)(ii) of Schedule E shall not be increased by more than $800 million as a result of the net effect of all such transactions, other than (i) indebtedness owing by one Subsidiary of the Company to the Company or another Subsidiary of the Company or of the Company to another Subsidiary of the Company; (ii) in connection with the refinancing of indebtedness outstanding on the date hereof; (iii) in connection with advances under the Company's or any Subsidiary's existing credit facilities; or (iv) indebtedness entered into in the ordinary course consistent with past practice, including for greater certainty lease financing transactions (including real property leasing financing transactions) and the issuance of commercial paper from time to time; provided that any indebtedness created, incurred, refinanced, assumed or for which the Company or any Subsidiary becomes liable in accordance with (ii) - (iv) shall be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs) in excess of $5 million, in the aggregate;

         (i) except as required by Applicable Law or by the terms of the Employee Plans or Contracts in effect on the date hereof: (i) increase any severance, change of control or termination pay to (or amend any existing arrangement with) any Company Employee, director or executive officer of the Company or any of its Subsidiaries; (ii) increase the benefits payable under any existing severance or termination pay policies with any Company Employee, director or executive officer of the Company or any of its Subsidiaries; (iii) increase the benefits payable under any employment agreements with any Company Employee, director or executive officer of the Company or any of its Subsidiaries (other than, in the case of a Company Employee other than a director or executive officer of the Company or Bell Canada, in a manner consistent with past practice); (iv) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or executive officer of the Company or Bell Canada; or (v) increase compensation, bonus levels or other benefits payable to any director or executive officer of the Company or Bell Canada or to any Company Employee (other than, in the case of a Company Employee other than a director or executive officer of the Company or Bell Canada, in a manner consistent with past practice); provided that the foregoing shall not prohibit the Company from paying, establishing or increasing the compensation of the members of the Strategic Oversight Committee;

         (j) make any material change in the Company's methods of accounting, except as required by concurrent changes in GAAP, or pursuant to written instructions, comments or orders from the SEC, the AMF or any applicable Securities Authority;

         (k) waive, release, assign, settle or compromise any claim in a manner that could require a payment by, or release another Person of an obligation to, the Company or any of its Subsidiaries of $100 million individually, or $200 million in aggregate, or could reasonably be expected to have a Material Adverse Effect or to adversely affect in any material respect the ability of the Company to complete the transactions contemplated by this Agreement;

         (l) amend or modify any Contract referred to in clause (aa) of Schedule E to increase the amounts payable to any of the Financial Advisors or amend or modify in any material respect or terminate or waive any material right under any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof except for
                  (i) any Contract or agreement for the sale or procurement of goods or services entered into on arm's length terms with a customer or supplier of the Company or any Subsidiary, (ii) any Contract that does not provide for the possible payment or receipt by the Company and/or its Subsidiaries over the remaining life of such Contract of an amount in excess of $400 million, (iii) any other revenue-generating Contract entered into in the ordinary course of business that provides for payment or revenues of less than $200 million per annum and $500 million over the remaining life of such Contract, or (iv) any renewal or extension of any existing Contract (other than the agreements listed in Section 5.1(l) of the Company Disclosure Letter) on substantially similar terms; provided that the exceptions set out in clauses (i), (ii) and (iii) above shall not apply in respect of any Contract that is a Material Contract by virtue of clause (g) of the definition of Material Contract set out in Section 1.1;

         (m) enter into, amend or modify any union recognition agreement, collective agreement or similar agreement with any trade union or representative body other than in the ordinary course of business consistent with past practice and upon reasonable consultation with the Purchaser;

         (n) for greater certainty, except as contemplated in Section 6.2, amend, modify or terminate any material insurance policy of the Company or any Subsidiary in effect on the date of this Agreement, except for scheduled renewals of any insurance policy of the Company or any Subsidiary in effect on the date hereof in the ordinary course of business consistent with past practice;

         (o) grant or commit to grant an exclusive licence or otherwise transfer any Intellectual Property or exclusive rights in or in respect thereto that is material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business or to wholly-owned Subsidiaries;

         (p) make, change or revoke any material Tax election or settle or compromise any material Tax liability;

         (q) materially change the business or regulatory strategy of the Company or its Subsidiaries;

         (r) to the extent that Telesat or any Bell Aliant Entity is required to obtain the consent of the Company or its Subsidiaries under any Contract, provide any consent under such Contract that would permit Telesat or such Bell Aliant Entity to take any action that would be restricted by this
                  Section 5.1 if Telesat or such Bell Aliant Entity was a Subsidiary of the Company; or

         (s)      agree, resolve or commit to do any of the foregoing.

Notwithstanding the provisions of (e), (f), (g) and (h) above, the Company and its Subsidiaries shall not be restricted from efficiently managing excess cash balances (including the proceeds from the Telesat Transaction) in a tax efficient manner consistent with past practice including (i) investing in or disposing of money market instruments and (ii) repaying short-term indebtedness or maturing other indebtedness. The Company shall not, however, redeem any long term indebtedness maturing after December 31, 2010.

SECTION 5.2       NON-SOLICITATION

(1) Except as expressly provided in this Section 5.2, the Company shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of the Company or any of its Subsidiaries (collectively, "REPRESENTATIVES"): (i) solicit, initiate or knowingly encourage (including by furnishing information or entering into any Contract) any inquiries or proposals regarding an Acquisition Proposal; (ii) participate in any substantive discussions or negotiations with any Person (other than the Purchaser Parties) regarding an Acquisition Proposal; (iii) make a Change in Recommendation; (iv) accept, approve, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than ten Business Days following the formal announcement of such Acquisition Proposal shall not be considered to be in violation of this Section 5.2(1) unless such position has not been withdrawn by or before the end of such ten Business Day period); or (v) accept, approve, endorse or recommend or enter into, or publicly propose to accept, approve, endorse or recommend or enter into, any Contract in respect of an Acquisition Proposal.

(2) Except as otherwise provided in this Section 5.2, the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any Representatives with respect to any Acquisition Proposal, and, in connection therewith, the Company will discontinue access to the Data Room (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding the Company and its Subsidiaries previously provided to any such Person or any other Person and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding the Company and its Subsidiaries. The Company agrees that neither it, nor any of its Subsidiaries, shall terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it or any of its Subsidiaries is a party (except that the Purchaser acknowledges that the automatic termination of the standstill provisions and clubbing restrictions of such agreements as a result of the entering into and announcement of this Agreement shall not be a violation of this Section 5.2(2)).

(3) Notwithstanding Section 5.2(1) and any other provision of this Agreement or of any other agreement between the Parties or between the Company and any other Person, including without limitation the provisions of any confidentiality or standstill agreement, if at any time following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution by Affected Shareholders at the Company Meeting, the Company receives any written Acquisition Proposal, other than any Acquisition Proposal that resulted from a wilful and intentional breach of this Section 5.2 by the Company or any director or officer of the Company or any Representative acting at the direction of or on behalf of the Company or any director or officer of the Company, that the Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may:

         (a) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; and/or

         (b) enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal,

         provided that the Company shall not, and shall not allow its Representatives to, disclose any non-public information to such Person without having entered into a confidentiality agreement with such Person that contains provisions that are no less favourable in the aggregate to the Company and that are not individually or in the aggregate materially more favourable to such Person than those contained in the Confidentiality Agreements, except that such agreement may contain a less restrictive or no standstill restriction and may specifically release such party from any existing standstill restriction (a correct and complete copy of which confidentiality agreement shall be provided to the Purchaser before any such non-public information is provided) and provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company or its Subsidiaries from complying with this Section 5.2, and will promptly provide to the Purchaser any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to the Purchaser. Notwithstanding the foregoing, the Company shall not provide any commercially sensitive non-public information to any competitor that has made an Acquisition Proposal, except in a manner consistent with the Company's past practice in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement.

(4) The Company shall promptly (and in any event within 24 hours) notify the Purchaser (orally and in writing) in the event it receives a written Acquisition Proposal, including the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof, and shall, at the Purchaser's reasonable request, inform the Purchaser as to the status of developments and negotiations with respect to such Acquisition Proposal, including any changes to the material terms or conditions of such Acquisition Proposal.

(5) The Company shall not accept, approve, recommend or enter into any agreement relating to an Acquisition Proposal (other than a confidentiality agreement complying with Section 5.2(3)) unless (i) the Acquisition Proposal did not result from the wilful and intentional breach of this Section 5.2 by the Company or any director or officer of the Company or any Representative acting at the direction of or on behalf of the Company or any director or officer of the Company, (ii) the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal, (iii) the Company has provided the Purchaser with a copy of such Acquisition Proposal, (iv) a period (the "MATCHING PERIOD") of five Business Days has lapsed from the date (the "NOTICE DATE") that is the later of (a) the date the Purchaser received written notice of the Company's proposed determination to take such action, and (b) the date the Purchaser received a copy of the Acquisition Proposal, (v) during the Matching Period, the Purchaser shall have the opportunity (but not an obligation) to offer to amend the terms and conditions of this Agreement such that the Acquisition Proposal would cease to be a Superior Proposal, (vi) after the Matching Period, the Board (a) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and (b) determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, (vii) prior to or simultaneously with taking such action, the Company (a) terminates this Agreement pursuant to Section 9.1(1)(d)(i) and (b) pays the Termination Fee pursuant to Section 10.6(2), and (viii) promptly following such termination, the Company enters into a definitive agreement with the Person making such Superior Proposal. Each successive material modification (including any increase in the proposed price) of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 5.2(5), provided that the Matching Period in respect of such new Acquisition Period shall extend only until the later of the end of the initial five Business Day Matching Period and 36 hours after the Notice Date in respect of the new Acquisition Proposal.

(6) Nothing contained in this Agreement, including Section 5.2(1), shall prohibit the Board from making a Change in Recommendation or from making any disclosure to any securityholders of the Company prior to the Effective Time, including for greater certainty disclosure of a Change in Recommendation, if, in the good faith judgment of the Board, after consultation with outside legal counsel, failure to take such action or make such disclosure would reasonably be expected to be inconsistent with the Board's exercise of its fiduciary duties or such action or disclosure is otherwise required under Applicable Law (including without limitation by responding to an Acquisition Proposal under a directors' circular or otherwise as required under Securities
         Laws), provided that for greater certainty in the event of a Change of Recommendation and a termination by the Purchaser of this Agreement pursuant to Section 9.1(1)(c)(i), the Company shall pay the Termination Fee as required by Section 10.6(2). The Board may not make a Change in Recommendation pursuant to the preceding sentence unless the Company gives the Purchaser at least two Business Days prior written notice of its intention to make such Change in Recommendation, provided that, for greater certainty, the foregoing limitation shall not apply in respect of any actions taken under Section 5.2(5). In addition, nothing contained in this Agreement shall prevent the Company or the Board from calling and holding a meeting of Shareholders, or any of them, requisitioned by Shareholders, or any of them, in accordance with the CBCA or ordered to be held by a court in accordance with Applicable Laws.

SECTION 5.3       ASSISTANCE WITH PURCHASER FINANCING

         The Company will, and will cause its Subsidiaries to, and each shall use commercially reasonable efforts to cause its Representatives to, provide such co-operation to the Purchaser as the Purchaser may reasonably request in connection with the arrangements by the Purchaser to obtain the advance of the debt financing referred to in Section 6.4 as contemplated in the Commitment Letter and/or any alternative financing proposed by the Purchaser pursuant to


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
Section 6.4, (provided that such request is made on reasonable notice and reasonably in advance of the proposed commencement of the Marketing Period and/or the Effective Time, as applicable, and provided such co-operation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or interfere with or hinder or delay the performance by the Company or its Subsidiaries of their other obligations), including (and subject to the foregoing) as so requested: (a) participating in a reasonable number of meetings, drafting sessions, presentations, road shows, due diligence sessions and sessions with rating agencies, (b) assisting the Purchaser and the Lenders in the preparation of offering documents for any debt raised to complete the Arrangement and materials for rating agency, Lender or investor presentations,
(c) cooperating with the Purchaser in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with such debt financing, (d) using commercially reasonable efforts to seek to take advantage of the Company's existing lending relationships, including encouraging the Company's existing lenders to participate in the syndicate organized by the Lenders, (e) reasonably cooperating with the marketing efforts of the Purchaser and the Lenders for any debt raised by the Purchaser to complete the Arrangement, including participating in presentations to the Lenders and by facilitating direct contact between the Company's senior management and the Lenders, (f) having officers execute, without personal liability, any reasonably necessary officer's certificates or management representation letters to the Company's accountants to issue reports with respect to the financial statements to be included in any offering documents to the extent customary for similar offerings and solvency certificates or other certificates customarily requested by lenders in transactions of this type, (g) provided that all Key Regulatory Approvals have been obtained, subject to the terms of the Company's and its Subsidiaries' existing indebtedness, giving timely redemption or prepayment notices, as applicable, in connection with the refinancing of the Company's or its Subsidiaries' existing indebtedness outstanding on or after the Effective Time as may be reasonably required by the Purchaser, (h) providing advance estimates of payout amounts in respect of indebtedness being repaid on the Effective Date and arranging for releases and discharge of Liens securing indebtedness being repaid on the Effective Date, (i) the execution and delivery of a customary purchase agreement and related documentation on terms reasonably satisfactory to the Company in connection with any offering of debt securities, (j) subject to Applicable Laws and the obtaining of any necessary consents in connection therewith (which the Company shall use reasonable commercial efforts to obtain), executing and delivering any pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates and documents as may be reasonably requested by the Purchaser or otherwise facilitating the pledging of collateral as may be reasonably requested by the Purchaser; provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time, (k) furnishing the Purchaser and its financing sources as promptly as practicable (and in any event no later than 30 days prior to the Outside Date) with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by the Purchaser, including Canadian GAAP financial statements together with a reconciliation to US GAAP prepared substantially in accordance with Item 17 of Form 20-F, of the type and form customarily included in offering documents used in private placements by foreign private issuers under Rule 144A of the 1933 Act, to consummate the offerings of debt securities contemplated by the Commitment Letters at the time during the Company's fiscal year such offerings will be made including but not limited to annual audited financial statements (with accompanying audit reports), interim financial statements (consistent with the Company's regular quarterly reporting) and corresponding LTM data and pro forma financial statements (information required to be delivered pursuant to this clause (k) being referred to as the "Required Information"), provided that the Purchaser shall provide the Company with a list of the form and types of financial and other information requested pursuant to this clause (k) by no later than August 1, 2007 (the "REQUIRED INFORMATION SCHEDULE"), (l) obtaining customary accountants' comfort letters, accountants' consents, and legal opinions as reasonably requested by the Purchaser (provided that the Purchaser shall arrange to provide any opinion required by the terms of any of the Company's or any of its Subsidiaries' existing trust indentures in connection with any such financing or related actions) and (m) taking all actions reasonably necessary to permit the Lenders to evaluate the Company's and its Subsidiaries' current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements. Notwithstanding the foregoing, none of the Company nor any Subsidiary of the Company will be required to (a) pay any commitment, consent or other fee or incur any other liability in connection with any such financing prior to the Effective Time, (b) take any action or do anything that would contravene any Applicable Law, contravene any Contract of the Company or any Subsidiary that relates to borrowed money or be capable of impairing or preventing the satisfaction of any condition set forth in Article 8 hereof, (c) commit to take any action that is not contingent on the consummation of the transactions at the Effective Time, or (d) disclose any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or similar information or violate any obligations of the Company or any other Person with respect to confidentiality. The Purchaser agrees to indemnify the Company, its affiliates and their respective officers, directors and employees from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with any financing or potential financing by the Purchaser or any actions or omissions by any of them in connection with any request by the Purchaser made hereunder and for any alleged misstatement or omission in any information provided hereunder at the request of the Purchaser (other than historical factual information to the extent prepared by the Company and relating to the Company and its Subsidiaries). The Purchaser will promptly upon request by the Company and from time to time (other than in circumstances where this Agreement is terminated by the Purchaser pursuant to Section 9.1(1)(c)(ii) due to willful and intentional breach or fraud) reimburse the Company for all reasonable out-of-pocket costs (including legal fees) incurred by the Company or its Subsidiaries and their respective advisers, agents and representatives in connection with any of the foregoing. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

SECTION 5.4       COMPLETION OF THE TELESAT TRANSACTION

         The Company will use all commercially reasonable efforts to complete as promptly as practicable the Telesat Transaction on substantially the terms and conditions outlined in the Telesat Purchase Agreement. The Company shall promptly update the Purchaser as to any material developments relating to the Telesat Transaction and in no event shall the Company make any material amendments or waivers to the Telesat Purchase Agreement without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). In the event that the Telesat Purchase Agreement is terminated in accordance with its terms, then Telesat shall, from the date of such termination, be deemed to be a Subsidiary of the Company for purposes of
Section 5.1.

SECTION 5.5       COOPERATION REGARDING REORGANIZATION

(1) Upon the reasonable request or requests of the Purchaser (not less than 30 Business Days prior to the Effective Time), the Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to (i) effect, in the period immediately prior to the Effective Time, such reorganizations of their business, operations and assets as the Purchaser may request, acting reasonably (each a "PRE-ACQUISITION Reorganization"); (ii) cooperate fully with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken; and (iii) cooperate fully with the Purchaser in the preparation and filing of a request for an advance income tax ruling to be requested by the Purchaser from the Canada Revenue Agency (and provincial taxing authorities as applicable) respecting such income tax matters as the Purchaser may determine including, in particular, rulings relating to paragraphs 88(1)(c) and (d) of the Tax Act, and to cooperate as requested during the process of obtaining such tax ruling. The obligations of the Company pursuant to this Section 5.5 shall be conditional on the understanding that: (i) any Pre-Acquisition Reorganization shall not delay, impair or impede the completion of the Arrangement or the ability of the Purchaser to obtain any financing required by it in connection with the transactions contemplated by this Agreement; (ii) any Pre-Acquisition Reorganization shall not unreasonably interfere in the ongoing operations of the Company or any of its Subsidiaries; (iii) any Pre-Acquisition Reorganization shall not require the Company or any Subsidiary to contravene any Applicable Laws, their respective organizational documents or any Contract; (iv) any Pre-Acquisition Reorganization shall not become effective unless the Purchaser shall have waived or confirmed in writing the satisfaction of all conditions in its favour under Section 8.1 and
         Section 8.2 and shall have confirmed in writing that it is prepared to promptly and without condition (other than satisfaction of the condition contemplated by Section 8.2(a)) proceed to effect the Arrangement; (v) the Company and its Subsidiaries shall not be obligated to take any action that would reasonably be expected to result in any Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Company incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization; and (vi) the Company, its Subsidiaries and their respective officers, directors, employees, agents, advisors and representatives shall have received an indemnity, in form and substance satisfactory to the Company, acting reasonably, from the Purchaser Parties from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization. The Purchaser acknowledges and agrees that the Pre-Acquisition Reorganizations shall not be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by the Purchaser that these actions could require the consent of third parties under applicable Contracts. The Purchaser and the Company shall, at the expense of the Purchaser, work cooperatively and use commercially reasonable efforts to prepare prior to the

         Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganizations.

(2) The Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries to, maintain in good standing the tax loss monetization (the "MONETIZATION") among Bell Canada, Bell Mobility Inc. and others, in a manner consistent with the advance income tax ruling issued on March 27, 2007. The Company and its Subsidiaries shall not unwind, terminate or amend the Monetization, in whole or in part, without the consent of the Purchaser, acting reasonably.

SECTION 5.6       CONDUCT OF THE COMPANY

         For the period commencing on the date hereof and ending on the Effective Time, and except as required by Applicable Law, the Company shall not, and shall not permit its Subsidiaries to enter into any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, or agree to do any of the foregoing, that would reasonably be likely to delay, impair or impede in any material respect the receipt of any Regulatory Approval or the satisfaction of any condition set forth in Article 8 hereof.

SECTION 5.7       DIVIDEND REINVESTMENT PLAN; EMPLOYEE SAVINGS PLANS

         (a) From and after the date of this Agreement until the Effective Time, all Common Shares delivered to participants under the Dividend Reinvestment Plan shall be acquired only by open market or third party arm's length purchases, and not for greater certainty from treasury.

         (b) Upon the execution of this Agreement, the Company shall not issue or otherwise authorize the issuance of any Common Shares from treasury in respect of the Employee Savings Plans and all Common Shares delivered to participants under the Employee Savings Plans for the period commencing on the date of this Agreement and ending at the Effective Time shall be acquired by open market or third party arm's length purchases. The Company shall take all steps necessary to cause the Employee Savings Plans to be terminated at the Effective Time.

SECTION 5.8       COOPERATION WITH SOLVENCY OPINION

         Each of the Purchaser and the Company shall use their respective reasonable best efforts to (a) make available their respective officers, agents or other representatives on a customary basis and on reasonable notice and (b) provide or make available such information and documents concerning the business, properties, Contracts, assets and liabilities of the Company and, in the case of the Purchaser, the financing contemplated by the Commitment Letter and Equity Commitment Letters, as may reasonably be requested by the firm preparing the opinion contemplated by Section 8.1(f).

                                    ARTICLE 6
                       COVENANTS OF THE PURCHASER PARTIES

SECTION 6.1                CONDUCT OF THE PURCHASER

         For the period commencing on the date hereof and ending on the Effective Time, and except as required by Applicable Law, no Purchaser Party shall enter into any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, or agree to do any of the foregoing, that would reasonably be likely to (a) result in any of the representations and warranties referred to in Section 4.1 becoming false or inaccurate in any material respect, or (b) delay, impair or impede in any material respect the receipt of any Regulatory Approval or the satisfaction of any condition set forth in Article 8 hereof.

SECTION 6.2       DIRECTOR AND OFFICER LIABILITY

(1) From and after the Effective Time, the Purchaser shall, and shall cause the Company to, indemnify and hold harmless, to the fullest extent permitted under Applicable Law (and to also advance expenses as incurred to the fullest extent permitted under Applicable Law), each present and former director, officer, trustee and employee of the Company and its Subsidiaries (each, an "INDEMNIFIED PERSON") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, inquiry, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person's service as a director, officer, trustee or employee of the Company and/or any of its Subsidiaries or services performed by such Persons at the request of the Company and/or any of its Subsidiaries at or prior to or following the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the approval or completion of this Agreement, the Arrangement or any of the other transactions contemplated by this Agreement or arising out of or related to this Agreement and the transactions contemplated hereby. Neither the Purchaser nor the Company shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation or threatened claim, action, suit, proceeding or investigation involving or naming an Indemnified Person or arising out of or related to an Indemnified Person's service as a director, officer, trustee or employee of the Company and/or any of its Subsidiaries or services performed by such Persons at the request of the Company and/or any of its Subsidiaries at or prior to or following the Effective Time without the prior written consent of that Indemnified Person.

(2) Prior to the Effective Time, the Company shall and, if the Company is unable to, the Purchaser shall cause the Company as of the Effective Time, to obtain and fully pay the premium for the extension of the directors', officers', trustees' and employees' liability coverage of the Company's and its Subsidiaries' existing directors', officers', trustees' and employees' insurance policies for a claims reporting or run-off and extended reporting period and claims reporting period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carriers with respect to directors', officers', trustees' and employees' liability insurance ("D&O INSURANCE"), and with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than the coverage provided under the Company's and its Subsidiaries' existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director, officer, trustee or employee of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the approval or completion of this Agreement, the Arrangement or the other transactions contemplated by this Agreement or arising out of or related to this Agreement and the transactions contemplated hereby). If the Company for any reason fails to obtain such "run off" insurance policies as of the Effective Time, the Company shall continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under the Company's and its Subsidiaries' existing policies as of the date hereof, or the Company shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favourable to the Indemnified Persons as provided in the Company's existing policies as of the date hereof.

(3) If the Company or the Purchaser or any of their successors or assigns shall:

         (a) amalgamate, consolidate with or merge or wind-up into any other Person and, if applicable, shall not be the continuing or surviving corporation or entity; or

         (b) transfer all or substantially all of its properties and assets to any Person or Persons,

         then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of the Company or the Purchaser, as the case may be, shall assume all of the obligations set forth in this Section 6.2.

(4) If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 6.2 that is denied by the Company or the Purchaser, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then the Company and the Purchaser shall pay such Indemnified Person's costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Company or the Purchaser.

(5) The rights of the Indemnified Persons under this Section 6.2 shall be in addition to any rights such Indemnified Persons may have under the constating documents of the Company or any of its Subsidiaries, or under any Applicable Law or under any Contract of any Indemnified Person with the Company or any of its Subsidiaries. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto in favour of any Indemnified Person as provided in the constating documents of the Company or any Subsidiary of the Company or any Contract, the form of which is in the Data Room as at the date hereof, between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Effective Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(6) For purposes of this Section 6.2, the Bell Aliant Entities and Telesat shall be deemed to be Subsidiaries of the Company.

(7) This Section 6.2 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons and their respective heirs, executors, administrators and personal representatives and shall be binding on the Company and its successors and assigns, and, for such purpose, the Company hereby confirms that it is acting as agent on behalf of the Indemnified Persons.

SECTION 6.3       INTERIM PERIOD CONSENTS

         The Purchaser will, promptly following the date hereof, designate two individuals from either of whom the Company may seek approval to undertake any actions not permitted to be taken under Section 5.1, and will ensure that such persons will respond, on behalf of the Purchaser, to the Company's requests in an expeditious manner.

SECTION 6.4       PURCHASER FINANCING

(1) Without limiting the generality of Section 7.1, the Purchaser will use its and cause the Purchaser Parties to use their reasonable best efforts to consummate the financing contemplated by the Commitment Letter and Equity Commitment Letters no later than the Effective Date, but in each case shall ensure that any financing arranged by the Purchaser, when taken together with all other transactions contemplated hereby, shall comply in all material respects with the requirements of all outstanding Material Contracts of the Company or its Subsidiaries relating to borrowed money that have been made available and under all Applicable Laws.

(2) The Purchaser will use reasonable best efforts to satisfy, on a timely basis, all covenants, terms, representations and warranties within its control applicable to the Purchaser in the Commitment Letter and Equity Commitment Letters and accommodate the financing provided for under the Commitment Letter and Equity Commitment Letters.

(3) The Purchaser will use reasonable best efforts to negotiate and enter into definitive credit or loan or other agreements and all other documentation with respect to the financings contemplated in this
         Section 6.4 as may be necessary for the Purchaser to obtain such funds, on the basis described in this Section 6.4 and otherwise on terms and conditions no less favourable to the Company than those contained in the Commitment Letter and the Equity Commitment Letters, and otherwise:
         (a) subject only to such other conditions precedent as are acceptable to the Company in its reasonable discretion; or (b) on terms and conditions which do not impair the ability of the Purchaser to perform its obligations hereunder or to effect the Arrangement, as soon as reasonably practicable but in any event prior to the Outside Date. The Purchaser will deliver to the Company correct and complete copies of such executed definitive agreements and documentation promptly when available and drafts thereof from time to time upon request by the Company.

(4) The Purchaser will keep the Company informed with respect to all material activity concerning the status of the financings referred to in this Section 6.4 and will give the Company prompt notice of any material change with respect to any such financings. Without limiting the generality of the foregoing, the Purchaser agrees to notify the Company promptly, and in any event within 24 hours, if at any time prior to the Effective Time: (a) the Commitment Letter or any Equity Commitment Letter referred to in this Section 6.4 will expire or be terminated for any reason, (b) any event occurs that, with or without notice, lapse of time or both, would individually or in the aggregate, constitute a default or breach on the part of the Purchaser under any material term or condition of the Commitment Letter or any Equity Commitment Letter or definitive agreement or documentation referred to in this Section 6.4 or if the Purchaser has any reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of any funding referred to in this Section 6.4 to be satisfied by it, that in each case would reasonably be expected to impair the ability of the Purchaser to consummate the financing; or (c) any financing source that is a party to the Commitment Letter or any Equity Commitment Letter advises the Purchaser or any Purchaser Party, whether orally or in writing, that such source either no longer intends to provide or underwrite any financing referred to in this Section 6.4 on the terms set forth in the Commitment Letter or any Equity Commitment Letter, as applicable, or requests amendments or waivers thereto that are or could reasonably be expected to be materially adverse to the timely completion by the Purchaser of the transactions contemplated by this Agreement.

(5) Other than in connection with and as contemplated in this Agreement, neither the Purchaser nor any Purchaser Party will, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that would reasonably be expected to materially impair, delay or prevent the Purchaser obtaining any of the financings contemplated by this Section 6.4.

(6) The Purchaser will not amend or alter, or agree to amend or alter, the Commitment Letter or the Equity Commitment Letters or any definitive agreement or documentation referred to in this Section 6.4 in any manner that would reasonably be expected to materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement, in each case without the prior written consent of the Company.

(7) If the Commitment Letter or any Equity Commitment Letter is terminated or modified in a manner materially adverse to the Purchaser's ability to complete the transactions contemplated by this Agreement for any reason, the Purchaser will use reasonable best efforts to: (a) obtain, as promptly as practicable, and, once obtained, provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as contemplated by the Commitment Letter and/or the Equity Commitment Letters, as the case may be, on a basis that is not subject to any condition precedent materially less favourable from the perspective of the Company than the conditions precedent contained in the Commitment Letter, or the Equity Commitment Letters, as the case may be, and otherwise on terms and conditions not materially less favourable from the perspective of the Company, (b) negotiate and enter into definitive credit, loan or other agreements and all required documentation with such third parties as may be necessary for the Purchaser to obtain such funds (to the extent reasonably practicable, on terms and conditions not materially less favourable than the Commitment Letter or the Equity Commitment Letter, as the case may be, being replaced) and on the basis described in this
         Section 6.4 and on terms and conditions consistent with such new financing commitment, as soon as reasonably practicable but in any event prior to the Outside Date, and deliver to the Company correct and complete copies of such executed definitive agreements and documentation promptly upon request by the Company, (c) satisfy, on a timely basis, all covenants, terms, representations and warranties applicable to the Purchaser in respect of such new financing commitments and all other required agreements and documentation referred to in this Section 6.4(7) and enforce its rights under such new financing commitments and agreements and documentation, and (d) obtain funds under such commitments to the extent necessary to consummate the transactions contemplated by this Agreement.

(8) For greater certainty, all non-public or otherwise confidential information regarding the Company obtained by the Purchaser or its representatives (including without limitation the Lenders and any of their representatives or advisors or any Purchaser Party) pursuant to
         Section 5.3 is information which is subject to the Confidentiality Agreements and will be treated in accordance with the Confidentiality Agreements; provided the Purchaser shall be entitled to provide such information to its Lenders and investors in its debt financing and their respective representatives and rating agencies, subject to the confidentiality conditions set forth in the Confidentiality Agreements.

(9) The Purchaser acknowledges and agrees that its obtaining financing is not a condition to any of its obligations hereunder, regardless of the reasons why financing is not obtained or whether such reasons are within or beyond the control of the Purchaser. For the avoidance of doubt, if any financing referred to in this Section 6.4 is not obtained, the Purchaser will continue to be obligated to consummate the Arrangement, subject to and on the terms contemplated by this Agreement.

SECTION 6.5       INVESTMENT CANADA ACT

(1) If the Minister of Canadian Heritage or official of The Department of Canadian Heritage (together, the "HERITAGE MINISTER"), or the Minister of Industry in his capacity as the Minister responsible for the administration of the Investment Canada Act, in order to determine whether the Purchaser is a Canadian and not controlled in fact by one or more non-Canadians (all within the meaning of the Investment Canada
         Act), requests information or evidence for that purpose, the Purchaser Parties will promptly comply with each such request.

(2) The Purchaser Parties will (subject to the Company's prior written consent if required pursuant to the terms of this Agreement), use their reasonable best efforts to promptly satisfy the Heritage Minister or the Minister of Industry that the Purchaser is Canadian and not controlled in fact by one or more non-Canadians (all within the meaning of the Investment Canada Act), including for greater certainty making any non-material adjustments or amendments to the arrangements governing the ownership of the Purchaser, provided that nothing in this
         Section 6.5(2) shall require the Purchaser Parties to accede to any request of the Heritage Minister or the Minister of Industry to modify the amount of equity invested or the percentage of equity ownership in the Purchaser on the part of any of the Equity Sponsors.

(3) For greater certainty, in the event that the Purchaser Parties are not, despite compliance with their obligations under this Section 6.5(1) and
         Section 6.5(2), able to satisfy the Heritage Minister or the Minister of Industry that the Purchaser is Canadian and not controlled in fact by one or more non-Canadians (all within the meaning of the Investment Canada Act), then Investment Canada Act Approval shall be deemed to be a Key Regulatory Approval.

SECTION 6.6       SYNDICATION OF EQUITY

(1) Except as provided by this Section 6.6, notwithstanding anything to the contrary contained in the Confidentiality Agreements, the Purchaser Parties shall not without the prior written consent of the Company allow the equity syndication of any of their direct or indirect equity or proposed equity ownership in the Company.

(2) Subject to the limitations set forth in this Section 6.6, the Company will permit each Purchaser Party to syndicate equity:

         (a) to all Persons identified on Schedule G (and will permit those Persons to syndicate equity); and

         (b) to limited partners and co-investors of such Purchaser Party who are not identified on the Pre-Approved List;

         provided that the Ontario Teachers' Pension Plan Board (the "CANADIAN EQUITY SPONSOR") and any Persons to whom the Canadian Equity Sponsor syndicates equity shall be permitted to syndicate equity only to Persons who meet the same Canadian status tests for purposes of applicable Telecom Laws and the Investment Canada Act as the Canadian Equity Sponsor.

(3) From the date of this Agreement until the Company Meeting, the Purchaser Parties and their representatives and Persons to whom the Purchaser Parties may have syndicated all or part of their interests as permitted by Section 6.6(2) (the "SYNDICATED PARTIES") and their representatives shall be permitted to hold equity syndication discussions and negotiations with Persons identified in Part 3 of Schedule G and any other Persons who are not identified in Part 1 or
         Part 2 of Schedule G.

(4) After the Company Meeting, the Purchaser Parties and the Syndicated Parties and their representatives shall be permitted to commence any form of equity syndication or equity syndication discussions and negotiations with any Person, including Persons who are identified in
         Part 1 and Part 2 of Schedule G.

(5) For the purposes of this Section 6.6, "equity syndication" by any Purchaser Party or Syndicated Party and similar terms includes any discussion or inquiry by that Purchaser Party or Syndicated Party, whether or not solicited or initiated by that Purchaser Party or Syndicated Party, or any of its representatives, relating to any other Person acquiring, directly or indirectly, any equity interest in the Company or the Purchaser Party or Syndicated Party (or in any other Person that beneficially owns a material equity interest in the Purchaser Party or Syndicated Party), whether or not such equity interest is already outstanding or issued, and including any right to acquire any such equity interest or any direct or indirect interest in any such equity interest.

(6) Notwithstanding anything to the contrary in this Section 6.6, no syndication by the Purchaser Parties or Syndicated Parties shall be permitted that would reasonably be expected to impair, impede or materially delay the receipt of any Key Regulatory Approval.

(7) The written consent of the Purchaser Party shall be required for the syndication of equity by any Person to whom equity has been syndicated by that Purchaser Party pursuant to this Section 6.6.

(8) The amount of equity that may be syndicated by the Purchaser Parties shall be subject to the following limitations:

         (a) there shall be no limit on the amount of equity that the Purchaser Parties may syndicate to Persons identified in Part 3 of Schedule G or other Persons not identified in Part 1 or 2 of Schedule G; and

         (b) the collective syndication of equity by the Purchaser Parties to Persons identified in Parts 1 and 2 of Schedule G shall be subject to one of the following limitations, at the election of the Purchaser made by notice in writing to the Company prior to any equity syndication to such Persons:

                  (i) a maximum of $2 billion in the aggregate to one or more of the Persons identified in Part 1 of Schedule G, plus a maximum of $750 million in the aggregate to one or more of the Persons identified in Part 2 of Schedule G; or

                  (ii) a maximum of $2 billion of equity in the aggregate to one or more of the Persons identified in Part 2 of Schedule G, plus a maximum of $750 million to one or more of the Persons identified in Part 1 of Schedule G.

(9) Notwithstanding anything in the foregoing to the contrary, the Company may change, modify, eliminate or amend in any respect any of this
         Section 6.6 if, in the good faith judgment of the Board, such changes, modifications, elimination or amendments are in the best interests of the Company and the Affected Shareholders; provided, however, that no such changes, modifications, eliminations or amendments shall be adverse to the Purchaser Parties.


                                    ARTICLE 7
                                MUTUAL COVENANTS

SECTION 7.1       REGARDING THE ARRANGEMENT

(1) Subject to the terms and conditions of this Agreement, the Purchaser Parties and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including:

         (a) preparing and filing as promptly as practicable, and in any event by no later than thirty days from the date of the Agreement, a pre-merger notification filing under the Competition Act and a request for an advance ruling certificate pursuant to Section 102 of the Competition Act, an appropriate filing of a Notification and Report Form pursuant to the HSR Act, the CRTC Applications, the FCC Applications and the Industry Canada Applications, and preparing and filing as promptly as practicable, and in any event by no later than the earlier of (i) sixty days from the date of the Agreement, or (ii) within such time as requested by the applicable Governmental Authority, all other necessary documents, registrations, statements, petitions, filings and applications for the Key Regulatory Approvals;

         (b) preparing and filing as promptly as practicable all necessary documents, registrations, statements, petitions, filings and applications for the Additional Regulatory Approvals;

         (c) using their reasonable best efforts to obtain and maintain all approvals, clearances, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Key Regulatory Approvals;

         (d) using reasonable best efforts to oppose, lift or rescind any injunction or restraining or other order seeking to stop, or otherwise adversely affecting its ability to consummate, the Arrangement and to defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement or the consummation of the transactions contemplated hereby; and

         (e) carrying out the terms of the Interim Order and Final Order applicable to it and using reasonable best efforts to comply promptly with all requirements which Applicable Laws may impose on it or its Subsidiaries or affiliates with respect to the transactions contemplated hereby.

(2)      Subject to the express provisions of Section 7.2, Section 7.3 and
         Section 7.4 hereof, the Parties shall co-operate in the preparation of any application for the Regulatory Approvals and any other orders, clearances, consents, rulings, exemptions, no-action letters and approvals reasonably deemed by either the Purchaser or the Company to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under Applicable Laws in connection with the Arrangement and this Agreement. In connection with the foregoing, each Party shall furnish, on a timely basis, and in any event within 15 days of a request for same by the other Party or by any Governmental Authority, all information as may be reasonably required to effectuate the foregoing actions, and each covenants that, to its knowledge, no information so furnished by it in writing will contain a misrepresentation.

(3) Subject to Applicable Laws and to the express provisions of Section 7.2, Section 7.3 and Section 7.4 hereof, the Purchaser and the Company shall cooperate with and keep each other fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Authority in respect of the Arrangement or this Agreement, and shall not make any submissions or filings, participate in any meetings or any material conversations with any Governmental Authority in respect of any filings, investigations or other inquiries related to the Arrangement or this Agreement unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Authority, gives the other Party the opportunity to review drafts of any submissions or filings, or attend and participate in any communications or meetings. Notwithstanding the foregoing, submissions, filings or other written communications with any Governmental Authority may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that external legal counsel to the Purchaser and the Company shall receive non-redacted versions of drafts or final submissions, filings or other written communications to any Governmental Authority on the basis that the redacted information will not be shared with their respective clients.

(4) Each of the Purchaser and the Company will promptly notify the other if at any time before the Effective Time it becomes aware that:

         (a) any application for a Regulatory Approval or other filing under Applicable Laws made in connection with this Agreement, the Arrangement or the transactions contemplated herein contains a misrepresentation; or

         (b) any Regulatory Approval or other order, clearance, consent, ruling, exemption, no-action letter or other approval applied for as contemplated herein which has been obtained contains or reflects or was obtained following submission of any application, filing, document or submission as contemplated herein that contained a misrepresentation, such that an amendment or supplement to such application, filing, document or submission or order, clearance, consent, ruling, exemption, no-action letter or approval may be necessary or advisable. In such case, the Parties will cooperate in the preparation of such amendment or supplement as required.

(5) Notwithstanding anything in this Agreement to the contrary, if any objections are asserted with respect to the transactions contemplated hereby under any applicable Competition Law or Telecom Law, or if any Proceeding is instituted or threatened by any Governmental Authority challenging or which could lead to a challenge of any of the transactions contemplated hereby as violative of or not in compliance with the requirements of any applicable Competition Law or Telecom Law, the Company and the Purchaser shall use their reasonable best efforts to resolve such Proceeding so as to allow the Effective Time to occur prior to the Outside Date.

(6) Without limiting the generality of the foregoing, in addition to using their reasonable best efforts to obtain the Competition Act Compliance, the Purchaser Parties shall, and shall cause their Subsidiaries and affiliates to, take any and all steps necessary to obtain the

         Competition Act Compliance, including, without limitation, agreeing in respect of any of the businesses, properties, assets, rights or interests of the Purchaser Parties and their Subsidiaries and affiliates (including any businesses, properties, assets, rights or interests acquired or to be acquired by the Purchaser contemplated hereby): (a) to any and all divestitures, licensing, hold separate or similar arrangements with respect to assets or conduct of business arrangements; (b) to terminate any and all existing relationships and contractual rights and obligations; (c) to commit to, enter into, register or effect any and all undertakings or consent agreements; and
         (d) to satisfy, assent to and/or comply with the terms and conditions of any licence or permit transfer or approval, in each such case without any reduction of the Consideration provided that the taking of any and all steps necessary to obtain the Competition Act Compliance shall not require the Purchaser Parties to accede to any request to modify the amount of equity invested or the percentage of equity ownership in the Purchaser on the part of any of the Equity Sponsors.

(7) For greater certainty, for the purposes of obtaining the FCC Approval, reasonable best efforts shall include without limitation agreeing to comply with any request of an United States Governmental Authority to enter into a network security agreement or letter of assurance concerning law enforcement and security matters that is in form and substance similar to such agreements or letters on file at the FCC involving similar businesses in similar circumstances.

(8) The Purchaser shall pay all filings fees, if any, required in connection with obtaining the HSR Approval and the Competition Act Compliance.

SECTION 7.2       INDUSTRY CANADA MATTERS

(1) The Purchaser and the Company each will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under Applicable Law to obtain Industry Canada Approvals. Subject to the provisions of this Section 7.2, the Company shall cause the Industry Canada Licensees to, as soon as reasonably practicable following the date hereof, and in any event by not later than forty-five days from the date of the Agreement, prepare and file the Industry Canada Applications, and in any event by not later than thirty days from the date of the Agreement, notify Industry Canada of the transactions contemplated herein pursuant to any licences from Industry Canada held by the Company and its affiliates requiring such notification. To the extent that Industry Canada takes the position that its prior approval is required pursuant to any licence so requiring notification of the transactions contemplated herein, the definition of "INDUSTRY CANADA LICENCES" shall be amended to include such licence. The Purchaser and the Company shall at all times reasonably cooperate with each other with respect to the preparation of the Industry Canada Applications, provided that the Company and the Industry Canada Licensees shall prepare and have control over such applications and the process related thereto.

(2) The Company and the Industry Canada Licensees shall diligently pursue the Industry Canada Applications on the terms set forth in such applications which shall be consistent with the terms of this

         Agreement. The Company shall cause the Industry Canada Licensees to request that the Industry Canada Applications be processed by Industry Canada on an expedited basis.

(3) The Purchaser shall, after consultation with the Industry Canada Licensees and the Company, and in any event by not later than sixty days from the date of the Agreement, diligently file with Industry Canada any information, documentation, corporate by-laws, unanimous shareholders agreements or any other such information which Industry Canada requires to be filed in connection with the Industry Canada Applications including as to whether the Purchaser complies with Canadian foreign ownership and control requirements under applicable Telecom Laws, and shall consider in good faith any suggestions made by the Company in connection therewith. In particular, the Purchaser shall immediately provide the Company with copies of any written correspondence received by the Purchaser or its counsel from Industry Canada in connection with the transactions contemplated hereby, and a complete copy of any response to Industry Canada as soon as practicable after it is sent.

(4) Subject to Applicable Laws, representatives of the Purchaser designated by the Purchaser from time to time shall have the right to attend all material meetings and to participate in all material conference telephone calls that are attended by or participated in by representatives of the Company or the Industry Canada Licensees, on the one hand, and of Industry Canada, on the other hand, in connection with the Industry Canada Applications.

(5) The Purchaser shall pay all filing fees, if any, required in connection with the making of the Industry Canada Applications.

(6) None of the Parties shall take any action that will have the effect of delaying, impairing or impeding the approval of the Industry Canada Applications.

SECTION 7.3       FCC MATTERS

(1) The Purchaser and the Company will each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under Applicable Law to obtain the FCC Approval. In furtherance and not in limitation of the foregoing, each Party agrees to make or cause to be made any appropriate filing or filings that are required by or advisable under the United States Communications Act (including the rules, regulations and policies promulgated there under by the FCC) as promptly as practicable, and in any event by no later than forty-five days from the date of the Agreement, and to supply as promptly as practicable, and in any event within 15 days of such request, any additional information and documentary material that may be requested pursuant to the United States Communications Act or by any Governmental Authority of the United States participating in a review of such filing or filings pursuant to the United States Communications Act.

(2) The Purchaser and the Company, in connection with the foregoing, shall each use their reasonable best efforts to:

         (a) cooperate to prosecute the FCC Applications with reasonable diligence and otherwise use reasonable best efforts to obtain the FCC Approval as expeditiously as practicable, including the exercise of reasonable diligence to comply with any request from the FCC or any other Governmental Authority of the United States for additional documents, information or materials;

         (b) cooperate in all respects with each other in connection with any filing or submission in connection with the FCC Applications;

         (c) notify each other promptly following any communication received by, or given to, the FCC or any other Governmental Authority of the United States in connection with the FCC Applications and of any communication received or given in connection with any Proceeding by a private party relating thereto and, in each case, provide each other with a copy of any such written communication promptly after the receipt thereof; and

         (d) oppose any petitions to deny or other objections filed with respect to the FCC Applications, including any administrative or judicial review and any request for reconsideration or review of any FCC Approval.

(3) The Parties shall request that the FCC Applications be processed by the FCC on an expedited basis.

(4) Each of the Purchaser and the Company shall take or cause to be taken all actions necessary, appropriate or desirable to permit the FCC to approve in a timely fashion the FCC Applications including using its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority of the United States participating in a review of such FCC Applications under the United States Communications Act.

(5) Representatives of each of the Parties shall have the right, subject to Applicable Law, to attend all material meetings and to participate in all material conference calls that are attended by or participated in by representatives of the other Party, on the one hand, and of the FCC or any Governmental Authority of the United States participating in a review of such FCC Applications under the United States Communications Act, on the other hand.

(6) None of the Parties shall take any action that will have the effect of delaying, impairing or impeding the approval of the FCC Applications.

(7) The Purchaser shall pay all filing fees, if any, required in connection with the making of the FCC Applications.

SECTION 7.4       CRTC MATTERS

(1) The Purchaser and the Company will each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or choose to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under Applicable Law to obtain CRTC Approval. Subject to the provisions of this Section 7.4, the Company shall cause the CRTC Licensees to, as soon as reasonably practicable following the date hereof, and in any event by not later than forty-five days from the date of the Agreement, prepare and file the CRTC Applications. The Purchaser and the Company shall at all times reasonably cooperate with each other with respect to preparing the CRTC Applications, provided that the CRTC Licensees shall prepare and have control over such applications, including the presentation of any application at any public hearing held to consider it, if applicable, subject to the participation of and consultation with the Purchaser.

(2) The Company and the CRTC Licensees shall diligently pursue the CRTC Applications on the terms set forth in such applications which shall be consistent with the terms of this Agreement. The Company shall, and shall cause the CRTC Licensees to, request that the CRTC Applications be processed by the CRTC on an expedited basis.

(3) The Company shall inform the Purchaser or its counsel on a regular basis as to the status of the processing of the CRTC Applications by the CRTC and shall immediately provide the Purchaser or its counsel with copies of any written correspondence from or to the CRTC in connection with the CRTC Applications.

(4) The Purchaser shall, after consultation with the CRTC Licensees and the Company, and in any event by not later than the earlier of sixty days from the date of the Agreement or within any applicable time limits established by the CRTC, diligently file with the CRTC any information, documentation, corporate by-laws, unanimous shareholders agreements or any other such information which the CRTC requires to be filed in connection with the CRTC Applications including as to whether the Purchaser complies with Canadian foreign ownership and control requirements under applicable Telecom Laws, and shall consider in good faith any suggestions made by the Company in connection therewith. In particular, the Purchaser shall immediately provide the Company with copies of any correspondence from the CRTC in connection with the transactions contemplated hereby, and a complete copy of any response to the CRTC as soon as practicable after it is sent.

(5) Subject to Applicable Laws, representatives of the Purchaser designated by the Purchaser from time to time shall have the right to attend all material meetings and to participate in all material conference telephone calls that are attended by or participated in by representatives of the Company or the CRTC Licensees, on the one hand, and of the CRTC, on the other hand, in connection with the CRTC Applications.

(6) None of the Parties shall take any action that will have the effect of delaying, impairing or impeding the approval of the CRTC Applications.

SECTION 7.5       PUBLIC COMMUNICATIONS

         The Parties agree to co-operate in the preparation of presentations, if any, to Shareholders regarding the Arrangement. None of the Company or the Purchaser Parties shall issue any press release relating to this Agreement or the Arrangement without the consent of the Parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed) and the Company shall not make any filing with any Governmental Authority with respect thereto (other than under Competition Laws or as required under Securities Laws) without the consent of the Purchaser (which shall not be unreasonably withheld, conditioned or delayed) and the Purchaser shall not make any filing with any Governmental Authority in connection with the Arrangement without the consent of the Company (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall be subject to the Company's overriding obligation to make any disclosure or filing required under Applicable Laws, and in such circumstances the Company shall use its reasonable best efforts to give prior oral or written notice to the Purchaser and reasonable opportunity for the Purchaser to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing; provided, however, that the Company shall have no obligation to consult with the Purchaser or any Purchaser Party prior to making any disclosure related to an Acquisition Proposal or a Change in Recommendation.

SECTION 7.6       NOTICE AND CURE PROVISIONS

(1) Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

         (a) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

         (b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time.

(2) The Purchaser may not exercise its right to terminate this Agreement pursuant to Section 9.1(1)(c)(ii) and the Company may not exercise its right to terminate this Agreement pursuant to Section 9.1(1)(d)(ii) unless the Party seeking to terminate the Agreement shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may exercise such termination right until the earlier of (i) the Outside Date, and (ii) the date that is 30 Business Days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the Company Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).

SECTION 7.7       ACCESS TO INFORMATION; CONFIDENTIALITY

(1) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with Applicable Law and the terms of any existing Contracts, the Company shall:

         (a) give to the Purchaser and its representatives (including financing sources) reasonable access to the offices, properties, books and records of the Company and its Subsidiaries; and

         (b) furnish to the Purchaser and its representatives such financial and operating data and other information as such Persons may reasonably request.

(2) Any investigation pursuant to this Section 7.7 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Neither the Purchaser nor any of its representatives will contact officers or employees of the Company or any of its Subsidiaries except after prior consultation with Siim Vanaselja.

(3) Notwithstanding Section 7.7(1) or any other provision of this Agreement, the Company shall not be obligated to provide access to, or to disclose, any information to the Purchaser if the Company reasonably determines that such access or disclosure would jeopardize any privilege claim by the Company or any of its Subsidiaries.

(4) For greater certainty, the Purchaser Parties shall treat, and shall cause their respective representatives to treat, all information furnished to the Purchaser Parties or any of such representatives in connection with the transactions contemplated by this Agreement or pursuant to the terms of this Agreement in accordance with the terms of the Confidentiality Agreements. Without limiting the generality of the foregoing, the Purchaser Parties acknowledge and agree that the Company Disclosure Letter and all information contained in it is confidential and shall be treated in accordance with the terms of the Confidentiality Agreements.

SECTION 7.8       EMPLOYEE MATTERS

         From and after the Effective Time, the Purchaser shall honour and perform, or cause the Company to honour and perform, all of the obligations of the Company and any of its Subsidiaries under employment and other agreements with current or former employees, and for a period of 12 months following the Effective Time shall provide Company Employees with benefits that are substantially equivalent to those provided by the Company under the Employee Plans; provided that no provision of this Section 7.8 shall give any employees of the Company or any of its Subsidiaries any right to continued employment or impair in any way the right of the Company or any of its Subsidiaries to terminate the employment of any employees.


                                    ARTICLE 8
                                   CONDITIONS

SECTION 8.1       MUTUAL CONDITIONS PRECEDENT

         The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

         (a) the Arrangement Resolution shall have been approved and adopted by the Affected Shareholders at the Company Meeting in accordance with the Interim Order;

         (b) the Interim Order and the Final Order shall each have been obtained on terms consistent with the Agreement, and shall not have been set aside or modified in a manner unacceptable to the Company and the Purchaser, acting reasonably, on appeal or otherwise;

         (c) no Applicable Law (with the exception of any Applicable Law relating to any outstanding Additional Regulatory Approvals) shall be in effect that makes the consummation of the Arrangement illegal or otherwise prohibited or enjoins the Company or the Purchaser from consummating the Arrangement;

         (d)      the Key Regulatory Approvals shall have been obtained;

         (e) this Agreement shall not have been terminated in accordance with its terms; and

         (f) the Purchaser and the Company shall have received an opinion at the Effective Time from a nationally recognized valuation firm engaged by the Purchaser and agreed to by the Company, acting reasonably to the effect that the Company will, subject to certain qualifications, be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by the Plan of Arrangement.

SECTION 8.2       ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
                  PURCHASER

         The obligations of the Purchaser to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of the Purchaser and may be waived by the Purchaser):

         (a) all covenants of the Company under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Company in all material respects, and the Purchaser shall have received a certificate of the Company addressed to the Purchaser and dated the Effective Time, signed on behalf of the Company by two senior executive officers of the Company (on the Company's behalf and without personal liability), confirming the same as at the Effective Date; and

         (b) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect, provided that the representations and warranties of the Company set out in paragraphs (b), (e) and
                  (j)(ii) and (aa) of Schedule E shall be true and correct in all material respects, other than where such variations result from actions expressly permitted by Section 5.1; and the Purchaser shall have received a certificate of the Company addressed to the Purchaser and dated the Effective Time, signed on behalf of the Company by two senior executive officers of the Company (on the Company's behalf and without personal liability), confirming the same as at the Effective Date.

SECTION 8.3       ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
                  COMPANY

         The obligations of the Company to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Company and may be waived by the Company):

         (a) all covenants of the Purchaser Parties under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Purchaser Parties in all material respects, and the Company shall have received a certificate of the Purchaser, addressed to the Company and dated the Effective Time, signed on behalf of the Purchaser by two of its senior executive officers (on the Purchaser's behalf and without personal liability), confirming the same as of the Effective Date;

         (b) the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, and except in each case, for those representations and warranties that are subject to a materiality qualification, which must be true and correct in all respects), and the Company shall have received a certificate of the Purchaser, addressed to the Company and dated the Effective Time, signed on behalf of the Purchaser by two senior executive officers of the Purchaser (on the Purchaser's behalf and without personal liability), confirming the same as at the Effective Date; and

         (c) the Purchaser shall have deposited or caused to be deposited with the Depositary in escrow (the terms and conditions of such escrow to be satisfactory to the Company, acting reasonably) in accordance with Section 2.9 the funds required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement and the Depositary shall have confirmed to the Company receipt of these funds.

SECTION 8.4       SATISFACTION OF CONDITIONS

         The conditions precedent set out in Section 8.1, Section 8.2 and
Section 8.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Purchaser and the Depositary, all funds held in escrow by the Depositary pursuant to Section 2.9 hereof shall be deemed to be released from escrow when the Certificate of Arrangement is issued by the Director.


                                    ARTICLE 9
                                   TERMINATION

SECTION 9.1       TERMINATION

(1) This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution or the Arrangement by the Affected Shareholders and/or the Court):

         (a)      by mutual written agreement of the Company and the Purchaser;
                  or

         (b)      by either the Company or the Purchaser, if:

                  (i) the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 9.1(1)(b)(i) shall not be available to any Party whose failure (or, in the case of Purchaser, the failure of any Purchaser Party) to fulfill any of its obligations has been the cause of, or resulted in, the failure of the Effective Time to occur by such date;

                  (ii) after the date hereof, there shall be enacted or made any Applicable Law (or any such Applicable Law shall have been amended) that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins the Company or the Purchaser from consummating the Arrangement and such Applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

                  (iii) the Arrangement Resolution shall have failed to receive the requisite vote of the Affected Shareholders for approval at the Company Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order;

         (c)      by the Purchaser, if:

                  (i) prior to obtaining the approval of the Arrangement Resolution by Affected Shareholders, (A) the Board withdraws, amends, modifies or qualifies, in a manner adverse to the Purchaser, the approval or recommendation of the Board of the Arrangement (a "CHANGE IN RECOMMENDATION") (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than ten Business Days following the formal announcement thereof shall not be considered a Change in Recommendation); or (B) the Company wilfully and intentionally breaches Section 5.2(1) in a material respect; or

                  (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in
                           Section 8.1 or Section 8.2 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section
                           8.3 not to be satisfied; or

         (d)      by the Company, if:

                  (i) the Board authorizes the Company, subject to complying with the terms of Section 5.2(5) and
                           Section 10.6, to enter into a written agreement concerning a Superior Proposal;

                  (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any of the Purchaser Parties set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.1 or 8.3 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section
                           8.1 or Section 8.2 not to be satisfied; or

                  (iii) the Purchaser does not provide or cause to be provided the Depositary with sufficient funds to complete the transactions contemplated by the Agreement as required pursuant to Section 2.9.

(2)      The Party desiring to terminate this Agreement pursuant to this Section
         9.1 (other than pursuant to Section 9.1(1)(a)) shall give notice of such termination to the other Party.

SECTION 9.2       EFFECT OF TERMINATION

         If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this
Section 9.2, Section 2.4(5), the second penultimate and penultimate sentences of
Section 5.3, Section 6.4(8), Section 7.7(4), Section 10.5, Section 10.6 and
Section 10.13 shall survive any termination hereof pursuant to Section 9.1(1).


                                    ARTICLE 10
                               GENERAL PROVISIONS

SECTION 10.1      STANDARD

         No representation or warranty of the Company contained in this Agreement shall be deemed untrue or incorrect for any purpose under this Agreement, and the Company shall not be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in this Agreement, has had or would be reasonably expected to have a

Material Adverse Effect with respect to the Company (disregarding for purposes of this Section 10.1 any materiality or Material Adverse Effect qualification contained in any such representations or warranties).

SECTION 10.2      AMENDMENTS

         This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and Applicable Laws, without limitation:

         (a) change the time for performance of any of the obligations or acts of the Parties;

         (b) modify any representation or warranty contained herein or in any document delivered pursuant hereto;

         (c) modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

         (d)      modify any mutual conditions precedent herein contained.

SECTION 10.3      WAIVER

         No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) or a future waiver of the same provisions, nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

SECTION 10.4      NOTICES

         All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic mail, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

         (a)      if to the Purchaser:

                  Ontario Teachers' Pension Plan Board
                  5650 Yonge Street
                  Toronto, Ontario  M2M 4H5

                  Attention:  Dean Metcalf
                  Email:      dean_metcalf@otpp.com
                  and to:

                  Providence Equity Partners Inc.
                  50 Kennedy Plaza, 18th Floor
                  Providence, RI  02903

                  Attention:  Mark J. Masiello
                  Email:      m.masiello@provequity.com

                  and to:

                  Madison Dearborn Partners, LLC
                  Three First National Plaza, Suite 3800
                  Chicago, IL  60602

                  Attention:  James N. Perry, Jr.
                  Email:      JPerry@MDCP.com

                  with a copy (which shall not constitute notice) to:

                  Goodmans LLP
                  250 Yonge Street, Suite 2400
                  Toronto, Ontario  M5B 2M6

                  Attention:  Jonathan Lampe
                  Email:      jlampe@goodmans.ca

                  and to:

                  Weil, Gotshal & Manges LLP
                  50 Kennedy Plaza
                  Providence, RI  02903

                  Attention:  David Dufell
                  Email:      david.duffell@weil.com

         (b)      if to Company:

                  1000, rue de La Gauchetiere Ouest,
                  Bureau 3700
                  Montreal, Quebec
                  H3B 4Y7

                  Attention:  Chief Executive Officer
                  E-Mail:     michael.sabia@bell.ca
                  with a copy (which shall not constitute notice) to:

                  1000, rue de La Gauchetiere Ouest,
                  Bureau 3700
                  Montreal, Quebec
                  H3B 4Y7

                  Attention:  Chief Legal Officer
                  E-Mail:     martine.turcotte@bell.ca

SECTION 10.5      GOVERNING LAW

         This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Quebec and the laws of Canada applicable therein, and shall be construed and treated in all respects as a Quebec contract. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Quebec in respect of all matters arising under and in relation to this Agreement and the Arrangement.

SECTION 10.6      EXPENSES AND TERMINATION FEES

(1) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

(2) If a Termination Fee Event occurs, the Company shall pay as directed by the Equity Sponsors jointly in writing (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 10.6(3). For the purposes of this Agreement, "TERMINATION FEE" means $800 million, less the amount of any non-resident withholding required by Applicable Laws relating to Taxes which is concurrently remitted by the Company to the relevant Governmental Authority, and "TERMINATION FEE EVENT" means the termination of this Agreement pursuant to:

         (a)      Section 9.1(1)(c)(i) or Section 9.1(1)(d)(i); or

         (b) Section 9.1(1)(b)(iii) or Section 9.1(1)(c)(ii) (due to willful and intentional breach or fraud), but only if, in the case of this paragraph (b): (i) prior to the Company Meeting, a bona fide Acquisition Proposal shall have been made or publicly announced by any Person other than any Purchaser Party; and (ii) within twelve months following the date of such termination, such Person or any of its affiliates: (A) directly or indirectly, in one or more transactions, acquires the Company by arrangement or otherwise; (B) directly or indirectly, in one or more transactions, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; or (C) directly or indirectly, in one or more transactions, acquires more than 50% of the outstanding Common Shares; or (D) enters into a Contract (other than a confidentiality agreement) with respect to the foregoing or any other Acquisition Proposal. For purposes of the foregoing, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 1.1, except that references to "20% or more" shall be deemed to be references to 50% or more.

(3) If a Termination Fee Event occurs due to a termination of this Agreement by the Company pursuant to Section 9.1(1)(d)(i), the Termination Fee shall be paid simultaneously with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs due to a termination of this Agreement by the Purchaser pursuant to Section 9.1(1)(c)(i), the Termination Fee shall be paid within two Business Days following such Termination Fee Event. If a Termination Fee Event occurs in the circumstances set out in Section 10.6(2)(b), the Termination Fee shall be paid upon the earlier of the closing of the applicable acquisition referred to therein or upon the entering into of the applicable Contract referred to therein.

(4) Notwithstanding any other provision relating to the payment of expenses, costs or fees, the Company shall pay, or cause to be paid, to the Purchaser Parties in such proportions as directed by the Purchaser Parties jointly in writing, all reasonable documented expenses, costs and fees of the Purchaser Parties and their affiliates incurred in connection with the transactions contemplated hereby and related financings not to exceed $25 million if this Agreement shall have been terminated by the Purchaser or the Company pursuant to Section 9.1(1)(b)(iii) and not to exceed $50 million if this Agreement shall have been terminated by the Purchaser pursuant to Section 9.1(1)(c)(ii), such payment to be made within two Business Days of any such termination.

(5) In no event shall the Company be required to pay under Section 10.6(2) or Section 10.6(3), on the one hand, and Section 10.6(4), on the other hand, in the aggregate, an amount in excess of the Termination Fee.

(6)      In the event that, prior to a Termination Fee Event, this Agreement is:

         (a)      terminated by the Company pursuant to Section 9.1(1)(d)(ii) or
                  Section 9.1(1)(d)(iii); or

         (b)      terminated by either the Company or the Purchaser pursuant to
                  Section 9.1(1)(b)(i) and all of the conditions referred to in
                  Section 8.1 and Section 8.2 (other than conditions that are satisfied by their nature at the Effective Time or conditions set forth in Section 8.1 that are not satisfied as a result of any Purchaser Party having failed to comply with its obligations hereunder) have been waived or satisfied;

         then, in any such case, the Purchaser will pay or will cause to be paid to the Company by wire transfer in immediately available funds to an account designated by the Company an amount equal to $1 billion (the "BREAK-UP FEE"). Such payment will be due within two Business Days of such termination.

(7)      Each of the Parties acknowledges that the agreements contained in this
         Section 10.6 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 10.6 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive. Subject to Section 10.7, the Parties agree that the payment of an amount pursuant to Section 10.6 is the sole remedy of the Party receiving such payment, and where such payment has been paid in full the Party receiving such payment shall be precluded from any other remedy against the Party making such payment, at law or in equity or otherwise.

SECTION 10.7      INJUNCTIVE RELIEF

         The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

SECTION 10.8      TIME OF ESSENCE

         Time is of the essence of this Agreement. The mere lapse of time in the performance of the terms of this Agreement by any Party shall have the effect of putting such Party in default in accordance with Articles 1594 to 1600 of the Civil Code of Quebec.

SECTION 10.9      BINDING EFFECT

         This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns, provided that this Agreement may not be assigned or novated by any Party without the prior written consent of the other.

SECTION 10.10     SEVERABILITY

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 10.11     NO THIRD PARTY BENEFICIARIES

         Except as provided in Section 6.2, which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned therein, and except for the rights of the Affected Shareholders to receive the Consideration following the Effective Time pursuant to the Arrangement (for which purpose the Company hereby confirms that it is acting as agent on behalf of the Affected Shareholders), this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Agreement. To the fullest extent permitted by Applicable Law, each of the Purchaser and the Company agrees that the stipulations for the benefit of third Persons set out in

Section 6.2 shall not be revoked, and that acceptance by such third Persons of such stipulations shall be deemed to have occurred, without prejudice to their right to accept in any other manner, through the fulfilment of their respective duties and functions with the Company or its Subsidiaries until the end of the Business Day following the execution of this Agreement, it being an essential condition of this Agreement that the Persons intended to be beneficiaries of such stipulations shall be entitled to all the rights and remedies available to them thereunder and under Applicable Law.

SECTION 10.12     RULES OF CONSTRUCTION

         The Parties to this Agreement waive the application of any Applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

SECTION 10.13     NO LIABILITY

         No director or officer of the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

SECTION 10.14     LANGUAGE

         The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux presentes reconnaissent avoir exige que la presente entente et tous les documents qui y sont accessoires soient rediges en anglais seulement.

SECTION 10.15     COUNTERPARTS, EXECUTION

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

         IN WITNESS WHEREOF the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      BCE INC.

                                      Per: /s/ Martine Turcotte
                                           ------------------------------------
                                           Authorized Signing Officer

                                      6796508 CANADA INC.,

                                      Per: /s/ Dean Metcalf
                                           ------------------------------------
                                           Authorized Signing Officer

                                   SCHEDULE A
                               PLAN OF ARRANGEMENT

                      PLAN OF ARRANGEMENT UNDER SECTION 192
                     OF THE CANADA BUSINESS CORPORATIONS ACT

                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Definitive Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

"APPLICABLE LAW" means, with respect to any Person, any domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise;

"ARRANGEMENT" means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 10.2 of the Definitive Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

"ARRANGEMENT RESOLUTION" means the special resolution approving the Plan of Arrangement presented to the Affected Shareholders at the Company Meeting;

"ARTICLES OF ARRANGEMENT" means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made in order for the Arrangement to become effective;

 "BCE AMALCO" means the corporation continuing upon the amalgamation of Subco and the Company pursuant to step g) of Exhibit II;

 "BUSINESS DAY" means a day, other than a Saturday, Sunday or other day on which commercial banks in Montreal, Quebec, Toronto, Ontario or New York, New York are closed;

"CASH AMOUNT" means an amount in cash per Company Share as set out in Exhibit I;

"CBCA" means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

"COMMON SHARES" means the Common Shares in the capital of the Company;

"COMPANY" means BCE Inc., a corporation existing under the laws of Canada;

"COMPANY CIRCULAR" means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, sent to, among others, holders of Company Shares in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

"COMPANY MEETING" means the special meeting of holders of Company Shares (including any adjournment or postponement thereof) called and held in accordance with the Interim Order to consider the Arrangement Resolution;

"COMPANY SHARES" means, collectively, the Common Shares and the Preferred
Shares;

"COURT" means the Quebec Superior Court;

"DEFINITIVE AGREEMENT" means the definitive agreement made as of June 29, 2007 between the Purchaser and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms;

"DEPOSITARY" means Computershare Investor Services Inc., as depositary;

"DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

"DISSENT RIGHTS" has the meaning ascribed thereto in Section 3.1 hereof;

"DISSENTING SHAREHOLDER" means a holder of Company Shares who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Shares in respect of which Dissent Rights are validly exercised by such holder;

"ECP INTERESTS" means units (but, for greater certainty, not Options or any interests in RSUs held by individuals eligible to participate in the Company's retention plan) granted or issued under the Equity Compensation Plans;

"EFFECTIVE DATE" means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

"EFFECTIVE TIME" means 12:01 a.m. (Toronto time), or such other time as may be specified in writing by the Company with the consent of the Purchaser, on the Effective Date;

"EQUITY COMPENSATION PLANS" means, collectively, the BCE Inc. Long Term Incentive (Stock Option) Program (1999), the BCE Inc. Replacement Stock Option Plan (Plan of Arrangement 2000), the BCE Inc. Restricted Share Unit Plan for Executives and Other Key Employees (2004), the BCE Inc. Share Unit Plan for Senior Executives and Other Key Employees (1997), the BCE Inc. Share Unit Plan for Non-Employee Directors (1997) and any other existing equity compensation plan of the Company, in each case as amended from time to time;

"FINAL ORDER" means the final order of the Court in a form acceptable to the Company and the Purchaser, acting reasonably, as contemplated by Section 2.5 of the Definitive Agreement approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

"GOVERNMENTAL AUTHORITY" means any (a) multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, self regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange;

"HOLDERS" means (a) when used with reference to the Company Shares, except where the context otherwise requires, the holders of Company Shares shown from time to time in the registers maintained by or on behalf of the Company in respect of the Company Shares, and (b) when used with reference to the ECP Interests, the holders of ECP Interests shown from time to time in the registers or accounts maintained by or on behalf of the Company in respect of the Equity Compensation Plans;

"INTERIM ORDER" means the interim order of the Court in a form acceptable to the Company and the Purchaser, acting reasonably, as contemplated by Section 2.2 of the Definitive Agreement providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably;

"LIENS" means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

"LETTER OF TRANSMITTAL" means the letter of transmittal sent to holders of Company Shares for use in connection with the Arrangement;

"OPTION" means an option to purchase Common Shares granted under any of the Equity Compensation Plans;

"PERSON" includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

"PLAN OF ARRANGEMENT" means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations thereto made in accordance with the Definitive Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

"PREFERRED SHARES" means the first preferred shares in the capital of the Company and includes all series thereof;

"PURCHASER" means 6796508 Canada Inc., a corporation existing under the laws of Canada;

 "SUBCO" has the meaning ascribed thereto in step f) of Exhibit II;

"SUBSIDIARY" has the meaning ascribed thereto in the Definitive Agreement; and

"TAX ACT" means the Income Tax Act (Canada) and the regulations made thereunder.

1.2      INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

The division of this Plan of Arrangement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this Plan of Arrangement. The terms "hereof", "herein" and "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular Article, section or other portion hereof.

1.3      RULES OF CONSTRUCTION.

In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) "include", "includes" and "including" shall be deemed to be followed by the words "without limitation".

1.4      CURRENCY

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and "$" refers to Canadian dollars.

1.5      DATE FOR ANY ACTION

If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.6      REFERENCES TO DATES, STATUTES, ETC.

In this Agreement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute, regulation, direction or instrument is to that statute, regulation, direction or instrument as now enacted or as the same may from time to time be amended, re-enacted or replaced, and in the case of a reference to a statute, includes any regulations, rules, policies or directions made thereunder. Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns. References to any contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with its terms.

1.7      TIME

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time (Montreal, Quebec) unless otherwise stipulated herein.

                                    ARTICLE 2
                                 THE ARRANGEMENT

2.1      DEFINITIVE AGREEMENT

This Plan of Arrangement is made pursuant to the Definitive Agreement.

2.2      BINDING EFFECT

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Purchaser, the Company, all holders and beneficial owners of Company Shares (including those described in Section 3.1), Options and ECP Interests, at and after, the Effective Time without any further act or formality required on the part of any Person, except as expressly provided herein.

2.3      EFFECTIVE TIME

At the Effective Time the steps set out in Exhibit II shall occur and shall be deemed to occur as set out in Exhibit II without any further authorization, act or formality.

                                    ARTICLE 3
                                RIGHTS OF DISSENT

3.1      RIGHTS OF DISSENT

Holders of Company Shares may exercise dissent rights ("DISSENT RIGHTS") in connection with the Arrangement pursuant to and in the manner set forth in
Section 190 of the CBCA as modified by the Interim Order and this Section 3.1; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Montreal time) on the Business Day immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred the Company Shares held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens, as provided in step b) of Exhibit II, and if they:

         (a) ultimately are entitled to be paid fair value for such Company Shares, will be entitled to be paid the fair value of such Company Shares, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares; or

         (b) ultimately are not entitled, for any reason, to be paid fair value for such Company Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Shares.

3.2      RECOGNITION OF DISSENTING SHAREHOLDERS

         (a) In no circumstances shall the Purchaser, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the holder of those Company Shares in respect of which such rights are sought to be exercised.

         (b) For greater certainty, in no case shall the Purchaser, the Company or any other Person be required to recognize Dissenting Shareholders as holders of Company Shares in respect of which Dissent Rights have been validly exercised after the completion of step c) of Exhibit II, and the names of such Dissenting Shareholders shall be removed from the registers of holders of Company Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in step c) of Exhibit II occurs. In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Options or ECP Interests and
                  (ii) holders of Company Shares who vote or have instructed a proxyholder to vote such Company Shares in favour of the Arrangement Resolution (but only in respect of such Company Shares).

                                    ARTICLE 4
                            CERTIFICATES AND PAYMENTS

4.1      PAYMENT OF CONSIDERATION

         (a) Prior to the filing of the Articles of Arrangement, the Purchaser shall deposit for the benefit of holders of Company Shares, Options and ECP Interests cash with the Depositary in the aggregate amount equal to the payments in respect thereof required by the Plan of Arrangement, with the amount per Company Share in respect of which Dissent Rights have been exercised being deemed to be the Cash Amount per applicable Company Share for this purpose) net of applicable withholdings for the benefit of the holders of Company Shares, Options and ECP Interests. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of the Purchaser.

         (b) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred pursuant to step d) of Exhibit II, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of Company Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement for such Company Shares, less any amounts withheld pursuant to Section 4.3, and any certificate so surrendered shall forthwith be cancelled.

         (c) As soon as practicable following the Effective Date, the Depositary shall deliver, on behalf of the Company, to each holder of Options and ECP Interests as reflected on the register maintained by or on behalf of the Company in respect of Options and ECP Interests, a cheque representing the cash payment, if any, which such holder of Options and ECP Interests is entitled to receive pursuant to steps b) or e) of
                  Exhibit II, less any amounts required to be withheld pursuant to Section 4.3, and the Company shall deliver to each such holder a cheque in the amount of any applicable related special compensation payments.

         (d) Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Company Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Company Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Company Shares of any kind or nature against or in the Company or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Company, as applicable.

         (e) Any payment made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for Company Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

         (f) No holder of Company Shares, Options or ECP Interests shall be entitled to receive any consideration with respect to such Company Shares, Options or ECP Interests other than any cash payment to which such holder is entitled to receive in accordance with Exhibit II and this Section 4.1 and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends.

4.2      LOST CERTIFICATES

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to step d) of Exhibit II shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder's Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser and the Company in a manner satisfactory to Purchaser and the Company, acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3      WITHHOLDING RIGHTS

The Purchaser, the Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 3.1), such amounts as the Purchaser, the Company or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.

                                    ARTICLE 5
                                   AMENDMENTS

5.1      AMENDMENTS TO PLAN OF ARRANGEMENT

         (a) The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing,
                  (ii) be approved by the Purchaser, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to holders of Company Shares if and as required by the Court.

         (b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that the Purchaser shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

         (c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by holders of some or all of the Company Shares voting in the manner directed by the Court.

         (d) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Company Shares, Options or ECP Interests.


                                    ARTICLE 6
                               FURTHER ASSURANCES

6.1      NOTWITHSTANDING

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Definitive Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.

                                    EXHIBIT I
                           OUTSTANDING COMPANY SHARES

-------------------------------------- --------------------------------------
              SECURITY                         CONSIDERATION PER SHARE
-------------------------------------- --------------------------------------
           COMMON SHARES                               $42.75
-------------------------------------- --------------------------------------

-------------------------------------- --------------------------------------
       FIRST PREFERRED SHARES
-------------------------------------- --------------------------------------
              Series R                                 $25.65*
-------------------------------------- --------------------------------------
              Series S                                 $25.50*
-------------------------------------- --------------------------------------
              Series T                                 $25.77*
-------------------------------------- --------------------------------------
              Series Y                                 $25.50*
-------------------------------------- --------------------------------------
              Series Z                                 $25.25*
-------------------------------------- --------------------------------------
             Series AA                                 $25.76*
-------------------------------------- --------------------------------------
             Series AC                                 $25.76*
-------------------------------------- --------------------------------------
             Series AE                                 $25.50*
-------------------------------------- --------------------------------------
             Series AF                                 $25.41*
-------------------------------------- --------------------------------------
             Series AG                                 $25.56*
-------------------------------------- --------------------------------------
             Series AH                                 $25.50*
-------------------------------------- --------------------------------------
             Series AI                                 $25.87*
-------------------------------------- --------------------------------------


*Together with accrued but unpaid dividends to the Effective Date.

                                   EXHIBIT II
                                ARRANGEMENT STEPS

a) At the Effective Time, the articles of the Company shall be amended to create an unlimited number of Class A voting non-participating shares, which shall have such attributes as the Purchaser may designate in writing before the Effective Time, and the Company shall issue such number of Class A voting non-participating shares in its capital stock as may be designated in writing by the Purchaser prior to the Effective Time to such Person as may be so designated by the Purchaser in consideration for such consideration as may be so designated by the Purchaser.

b) Five minutes following the Effective Time, each unvested Option shall be deemed, without further act or formality, to have been vested, and immediately thereafter each outstanding Option as of such time shall be deemed to have been transferred without any further act or formality to the Company (free and clear of any Liens) in exchange for a cash amount equal to the amount by which the Cash Amount per Common Share exceeds the exercise price of the Option. Each holder of Options shall cease to be the holder of such Options and such holder's name shall be removed from the register of Options, and the Employee Compensation Plans related to such Options shall be cancelled.

c) Ten minutes following the Effective Time, the Company Shares held by Dissenting Shareholders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of any Liens), and:

         1. such Dissenting Shareholders shall cease to be the holder of such Company Shares and to have any rights as holders of such Company Shares other than the right to be paid fair value for such Company Shares as set out in Section 3.1;

         2. such Dissenting Shareholder's name shall be removed as the holder of such Company Shares from the registers of Company Shares maintained by or on behalf of the Company; and

         3. the Purchaser shall be deemed to be the transferee of such Company Shares (free and clear of any Liens) and shall be entered in the registers of Company Shares maintained by or on behalf of the Company.

d) Concurrently with step c), each Company Share outstanding immediately prior to the Effective Time (other than Company Shares subject to step c) and any Company Shares held by the Purchaser) shall be transferred without any further act or formality to the Purchaser (free and clear of any Liens) for the Cash Amount per Company Share, and:

         1. the holders of such Company Shares immediately before the Effective Time shall cease to be the holders thereof and to have any rights as holders of such Company Shares other than the right to be paid the Cash Amount per Company Share in accordance with the Plan of Arrangement and other than the right to receive any declared but unpaid dividends on such Company Shares;

         2. such holders' names shall be removed as the holders from the registers of Company Shares maintained by or on behalf of the Company; and

         3. the Purchaser shall be deemed to be the transferee of such Company Shares (free and clear of any Liens) and shall be entered in the registers of Company Shares maintained by or on behalf of the Company.

e) Fifteen minutes after the Effective Time, all ECP Interests shall be cancelled and terminated without any further act or formality, and:

         1. each holder of such ECP Interests shall be entitled to receive from the Company or Bell Canada, as applicable, in exchange therefor a cash amount equal to the product of (i) the aggregate number of deferred or restricted share units that are recorded for the benefit of the holder pursuant to the applicable Equity Compensation Plans and vested at the Effective Time, and (ii) the Cash Amount per Common Share;

         2. each holder of such ECP Interests shall cease to be the holder of such ECP Interests;

         3. each such holder's name shall be removed from the register or account of ECP Interests; and

         4. the Employee Compensation Plans shall be cancelled (without, however, prejudice to the right of any individuals eligible to participate in the Company's retention plan to receive their entitlements under and in accordance with the provisions of such plan).

f) Upon the later of twenty minutes after the Effective Time and the Company having filed a prescribed form of election under the Tax Act to cease to be a public corporation for purposes of the Tax Act, the Purchaser shall transfer the Company Shares to a Subsidiary of the Purchaser prior to the Effective Time designated by the Purchaser in writing prior to the Effective Time ("SUBCO") in consideration for (i) the issuance of a non-interest bearing promissory note of Subco, (ii) the issuance of interest bearing promissory notes of Subco and (iii) the issuance of Class B non-voting participating shares of Subco, such promissory notes of Subco having such terms and being in such amounts as may be designated by the Purchaser in writing prior to the Effective Time and such Class B non-voting participating shares of Subco being in such number as may be so designated by the Purchaser .

g) Following the completion of step f), Subco and the Company shall amalgamate under Section 192 of the CBCA to form BCE Amalco. Upon the amalgamation:

         1. all of the property (except shares in the capital stock of the Company) of each of the Company and Subco continues to be the property of BCE Amalco;

         2. BCE Amalco continues to be liable for the obligations of each of the Company and Subco (other than any obligation of the Company or Subco to the other);

         3. any existing cause of action, claim or liability to prosecution is unaffected;

         4. a civil, criminal or administrative action or proceeding pending by or against the Company and Subco may continue to be prosecuted by or against BCE Amalco;

         5. a conviction against, or ruling, order or judgement in favour of or against, the Company or Subco may be enforced by or against BCE Amalco;

         6. the articles of Subco immediately before the Effective Time are deemed to be the articles of incorporation of BCE Amalco, and the Certificate of Arrangement is deemed to be the certificate of incorporation of BCE Amalco; and

         7. each Class B non-voting participating share in the capital stock of Subco held by the Purchaser shall be converted into a Class B non-voting participating share in the capital stock of BCE Amalco, each Class A voting non-participating share in the capital stock of Subco owned by the Purchaser shall be converted into such number of Class A voting non-participating shares in the capital stock of BCE Amalco as the Purchaser may designate in writing before the Effective Time, each Class A voting non-participating share in the capital stock of the Company and each Class A voting non-participating share in the capital stock of Subco held by holders other than the Purchaser shall be converted into such number of Class A voting non-participating shares in the capital stock of BCE Amalco as the Purchaser may designate in writing before the Effective Time, and all shares in the capital stock of the Company that were transferred to Subco pursuant to step f) shall be cancelled without any repayment of capital in respect thereof.

                                   SCHEDULE B

                               SPECIAL RESOLUTION

BE IT RESOLVED THAT:

1. The arrangement (the "ARRANGEMENT") under Section 192 of the Canada Business Corporations Act (the "CBCA") of BCE Inc. (the "COMPANY"), as more particularly described and set forth in the management proxy circular (the "CIRCULAR") dated o, 2007 of the Company accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the definitive agreement (the "ARRANGEMENT AGREEMENT") made as of June 29, 2007 between the Company and 6796508 Canada Inc.), is hereby authorized, approved and adopted.

2. The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement (the "PLAN OF ARRANGEMENT")), the full text of which is set out in Appendix "o" to the Circular, is hereby authorized, approved and adopted.

3. The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4. The Company be and is hereby authorized to apply for a final order from the Quebec Superior Court to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Quebec Superior Court, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company, (i) amend, modify or supplement the Arrangement Agreement or the Plan Arrangement to the extent permitted by the Arrangement Agreement and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

                                    SCHEDULE C
                            KEY REGULATORY APPROVALS

o    Competition Act Compliance

o    HSR Approval

o    CRTC Approval

o    Industry Canada Approval

o    FCC Approval

o    If required pursuant to Section 6.5(3), Investment Canada Act Approval

                                   SCHEDULE D
                         ADDITIONAL REGULATORY APPROVALS

o All approvals relating to a change in control of the Company required by the States of California, Georgia, Minnesota, New York, Ohio, Pennsylvania and Texas and necessary for one or more Subsidiaries of the Company to provide certain intra state communications services in the relevant State.

o All approvals by a Governmental Authority in Brazil necessary for the transfer of control of a company which exploits a telecom service or which has the right to exploit a satellite.

o Any approvals required by CTVglobemedia Inc. in connection with or as a result of the transactions contemplated hereby.

                                    SCHEDULE E
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a) CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby other than in connection with the approval by the Board of the Company Circular and the approval by Affected Shareholders in the manner required by the Interim Order and Applicable Laws and approval by the Court. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. As of the date hereof, the Board has (i) determined that the Arrangement is in the best interests of the Company and (ii) resolved, subject to Section 5.2(6), to recommend that the Affected Shareholders vote in favour of the Arrangement.

(c) GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the CBCA; (iv) the Regulatory Approvals; (v) compliance with any applicable Securities Laws, stock exchange rules and policies; and (vi) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) NON-CONTRAVENTION. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated by the Plan of Arrangement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or by-laws of the Company, (ii) assuming compliance with the matters, or obtaining the approvals, referred to in paragraph (c) above, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) CAPITALIZATION. The authorized share capital of the Company consists of an unlimited number of Common Shares, an unlimited number of Preferred Shares, issuable in series, an unlimited number of second preferred shares, issuable in series and an unlimited number of Class B shares. As of the close of business on June 28, 2007, there were issued and outstanding the number of Common Shares and the number of Preferred Shares set out in the Company Disclosure Letter and no second preferred shares or Class B shares were issued and outstanding. The Company Disclosure Letter sets forth, as of date hereof, the number of outstanding Options, the outstanding RSUs and DSUs, and the exercise price or issuance price, as applicable, and vested percentage, where applicable, of such Options, RSUs and DSUs. Except for outstanding rights under the Stock Option Plans, and pursuant to the terms of the Preferred Shares, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for outstanding Options, RSUs and DSUs and rights under the Stock Option Plans, there are no outstanding contractual rights to which the Company or any of its Subsidiaries is a party, the value of which is based on the value of the Common Shares. All outstanding Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, and all Common Shares issuable upon the exercise of rights under the Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable.

(f) MATERIAL SUBSIDIARIES. Each Material Subsidiary is a corporation, partnership, trust or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all requisite corporate, trust or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Material Subsidiaries, free and clear of any Liens. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).

(g)      SECURITIES LAWS MATTERS.

         (i) The Company is a "reporting issuer" under applicable Canadian Securities Laws in each of the provinces of Canada in which such concept exists and is not in default of any material requirements of any Securities Laws applicable in such jurisdictions or stock exchange on which its securities are listed for trading. No delisting, suspension of trading in or cease trading order with respect to the Company Shares is pending or, to the knowledge of the Company, threatened. The documents comprising the BCE Current Public Disclosure Record did not at the time filed with Securities Authorities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made. The Company has timely filed with the Securities Authorities all material forms, reports, schedules, statements and other documents required to be filed by the Company with the Securities Authorities since December 31, 2005. The Company has not filed any confidential material change report which at the date hereof remains confidential.

         (ii) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.

         (iii) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting. Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Based on its most recent evaluation of internal controls prior to the date hereof, the Company has disclosed to its auditors and audit committee (x) that there were no significant deficiencies or material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) that there was no fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(h) FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the BCE Current Public Disclosure Record fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(i) ABSENCE OF CERTAIN CHANGES. Since December 31, 2006, other than the transactions contemplated in this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) NO UNDISCLOSED MATERIAL LIABILITIES. (i) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (A) liabilities or obligations disclosed in the Company Balance Sheet or in the notes thereto or in the Company Filings; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006; (C) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (D) liabilities or obligations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) as of the date of this Agreement, the principal amount of all indebtedness for borrowed money, including capital leases and the amount drawn pursuant to securitization programs of the Company and its Subsidiaries, was as disclosed in the Company Disclosure Letter. Except as disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract containing Lien Restrictions.

(k) COMPLIANCE WITH LAWS. The Company and each of its Subsidiaries is, and since January 1, 2006 has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) LITIGATION. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries before any Governmental Authority or other Person, that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(m) TAXES. All material Returns required by Applicable Laws to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Material Subsidiaries have been filed when due in accordance with all Applicable Laws (taking into account any applicable extensions), and all such material Returns are, or shall be at the time of filing, true and complete in all material respects. The Company and each of the Material Subsidiaries has paid (or has had paid on its behalf) or has collected, withheld and remitted to the appropriate Governmental Authority all material Taxes due and payable on a timely basis, other than those Taxes being contested in good faith, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and the Material Subsidiaries ordinarily record items on their respective books. There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company's knowledge, threatened against or with respect to the Company or its Material Subsidiaries in respect of any material Tax or Tax asset that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no currently effective material elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, or of the filing of any Return or any payment of Taxes by the Company and any of its Material Subsidiaries. Each of the Company, Bell Canada, 4119649 Canada Inc., Bell Mobility Holdings Inc., Bell Mobility Inc., 3499201 Canada Inc. and 3552381 Canada Inc. is a taxable Canadian corporation as defined in the Tax Act.

(n)      EMPLOYEE PLANS.

         (i) The Data Room contains all material health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of the Material Subsidiaries, Company Employees or former Company Employees, which are maintained by or binding upon the Company or any of the Material Subsidiaries or in respect of which the Company or any of the Material Subsidiaries has any actual or potential liability (collectively, the "EMPLOYEE PLANS").

         (ii) All of the Employee Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with all Applicable Laws, and in accordance with their terms, the terms of the material documents that support such Employee Plans and the terms of agreements between the Company and/or any of the Material Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Employee Plans.

         (iii) All current obligations of the Company or any of the Material Subsidiaries regarding the Employee Plans have been satisfied in all material respects. All contributions, premiums or taxes required to be made or paid by the Company or any of the Material Subsidiaries, as the case may be, under the terms of each Employee Plan or by Applicable Laws in respect of the Employee Plans have been made in a timely fashion in accordance with Applicable Laws in all material respects and in accordance with the terms of the applicable Employee Plan. As of the date hereof, no currently outstanding notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by the Company or any of the Material Subsidiaries from any applicable Governmental Authority in respect of any Employee Plan that is a pension or retirement plan.

         (iv) To the knowledge of the Company, no Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Authority, or by any other party (other than routine claims for benefits) and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Employee Plan required to be registered or qualified.

         (v) To the knowledge of the Company, no event has occurred regarding any Employee Plan that would entitle any Person (without the consent of the Company) to wind-up or terminate any Employee Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof.

         (vi) The Company has not received any payments of surplus out of any Employee Plan and there have been no improper withdrawals or transfers of assets from any Employee Plan other than such payments, withdrawals or transfers which would not have a Material Adverse Effect.

         (vii) There are no material unfunded liabilities in respect of any Employee Plan that is a registered pension plan (as defined under the Tax Act), including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.

         (viii) Except as provided in this Agreement, the execution of this Agreement or the consummation of any of the transactions contemplated in this Agreement will not: (A) result in any material payment (including, without limitation, bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming due or payable to any of the Company Employees or to any former employee of the Company or of any of its Subsidiaries; (B) materially increase the compensation or benefits otherwise payable to any of the Company Employees or any former employee of the Company or any of its Subsidiaries; (C) entitle any Company Employee to any job security or similar benefit; or (D) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any Employee Plan (except for outstanding Options, RSUs and DSUs).

(o) COLLECTIVE AGREEMENTS. The Company Disclosure Letter sets forth a complete list of all collective bargaining agreements or union agreements currently applicable to the Company and/or any of its Subsidiaries (collectively, the "COLLECTIVE AGREEMENTS"), and neither the Company nor any of its Subsidiaries is in default of any of its material obligations under such agreements. To the knowledge of the Company, there are no outstanding material labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for any Company Employees not already covered by a Collective Agreement. To the knowledge of the Company, there are no apparent union organizing activities involving Company Employees not already covered by a Collective Agreement. Neither the Company nor any of its Subsidiaries currently has any material unresolved grievances or material pending arbitration cases outstanding under any Collective Agreement.

(p) ENVIRONMENTAL MATTERS. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, order, complaint or penalty has been received by the Company or any of the Material Subsidiaries alleging a violation by or liability of the Company or any of the Material Subsidiaries under any Environmental Law, and, to the Company's knowledge, there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation by the Company or any of the Material Subsidiaries of any Environmental Laws; (ii) the Company and each of the Material Subsidiaries have all environmental permits necessary for their operations to comply with all Environmental Laws; and (iii) the operations of the Company and each of the Material Subsidiaries are in compliance in all material respects with the terms of Environmental Laws.

(q) REAL PROPERTY. Except in any such case as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the "OWNED REAL PROPERTY"), (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Liens, except for Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. With respect to the real property leased or subleased to the Company or its Subsidiaries (the "LEASED REAL PROPERTY"), (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries or, to the knowledge of the Company, the landlord, is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, and (ii) no third party has repudiated or has the right to terminate or repudiate such lease or sublease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof, except in each case, for such invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations, repudiations and rights to terminate or repudiate that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(r) RIGHT-OF-WAY AGREEMENTS. Except in any such case as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) it has all right-of-way agreements, license agreements or other agreements or consents permitting or requiring the Company or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land or underground, that are material to the conduct of the business, as presently conducted, of the Company and its Subsidiaries taken as a whole, (each, a "RIGHT-OF-WAY AGREEMENT"), and each such Right-of-Way Agreement is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under any Right-of-Way Agreement, (ii) no event has occurred which, with notice or lapse of time, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party under any Right-of-Way Agreement, and (iii) no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement.

(s) NETWORK FACILITIES. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Owned Network Facilities and Leased Network Facilities are in good working order and condition and are operated, installed and maintained by the Company and/or its Subsidiaries in a manner that is in compliance with general industry standards, (ii) the Company or one of its Subsidiaries owns, free of Liens, other than Permitted Liens, the Owned Network Facilities, and (iii) each Network Facility Agreement is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in material breach of, or has materially defaulted under, any Network Facility Agreement.

(t) PERSONAL PROPERTY. The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all personal property owned or leased by them, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u) INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and/or its Material Subsidiaries own all right, title and interest in and to, or are validly licensed (and are not in material breach of such licenses), all patents, trade-marks, trade names, domain names and copyrights that are material to the conduct of the business, as presently conducted, of the Company and its Subsidiaries taken as a whole (collectively, the "INTELLECTUAL PROPERTY RIGHTS"); (ii) all such Intellectual Property Rights that are owned by or licensed to the Company and/or its Material Subsidiaries are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Material Subsidiaries taken as a whole; (iii) to the knowledge of the Company, all Intellectual Property Rights owned by the Company and/or its Material Subsidiaries are valid and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors' rights generally), and to the knowledge of the Company the Technology (as hereinafter defined) owned by the Company and/or its Material Subsidiaries does not infringe in any material way upon any third parties' intellectual property rights in Canada; (iv) to the knowledge of the Company, no third party is infringing upon the Intellectual Property Rights owned by the Company and/or its Material Subsidiaries in a manner that currently would reasonably be expected to adversely affect such Intellectual Property Rights in any material respect; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and its Material Subsidiaries taken as a whole (collectively, the "TECHNOLOGY") are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Material Subsidiaries taken as a whole; and (vi) the Company and its Material Subsidiaries own or have validly licensed or leased (and are not in material breach of such licenses) such Technology.

(v) MATERIAL CONTRACTS. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, (ii) as of the date hereof, to the knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract and (iii) each Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect.

(w) INSURANCE. Each of the Company and its Subsidiaries is, and has been continuously since January 1, 2006, insured by reputable and financially responsible insurers. The insurance policies of the Company and its Subsidiaries are in all material respects in full force and effect in accordance with their terms.

(x) OPINION OF FINANCIAL ADVISORS. The Board has received opinions from some or all of the Financial Advisors to the effect that, as of the date of this Agreement, the Consideration is fair to the Affected Shareholders from a financial point of view.

(y) LICENCES. All licences and authorizations issued by the CRTC, Industry Canada and the FCC that the Company or any of its Subsidiaries are required to obtain that are related to their respective businesses or the ownership or operation of their respective properties and assets have been obtained, are currently valid, in full force and effect and in good standing in all material respects, except to the extent that the failure to be valid, in full force and in good standing, would not reasonably be expected to have a Material Adverse Effect, and no proceedings specific to the Company or any of its Subsidiaries in relation to such licenses and authorizations are pending (other than renewal proceedings as a result of expirations in accordance with the terms thereof) or, to the knowledge of the Company, threatened, which could reasonably be expected to result in a Material Adverse Effect.

(z) BOOKS AND RECORDS. All books and records of the Company and its Subsidiaries fairly disclose in all material respects the financial position of the Company and its Subsidiaries and all material financial transactions relating to the businesses carried on by the Company and its Subsidiaries have been accurately recorded in all material respects in such books and records.

(aa) FINDERS' FEES. Except for the Financial Advisors, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Company has made full disclosure to the Purchaser of all fees to be paid to the Financial Advisors under the terms of the agreements with the Financial Advisors.

                                    SCHEDULE F
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

(a) CORPORATE EXISTENCE AND POWER. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and has not carried on any active business prior to the date of this Agreement other than activities in connection with this Agreement, the documents ancillary hereto and the transactions contemplated hereby and thereby.

(b) CORPORATE AUTHORIZATION. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

(c) GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the CBCA; (iv) the Regulatory Approvals; (v) compliance with any applicable Securities Laws; and (vi) any actions or filings the absence of which would not reasonably be expected to materially or adversely impair the ability of the Purchaser to complete the transactions contemplated by the Agreement on or prior to the Outside Date.

(d) NON-CONTRAVENTION. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Purchaser, (ii) assuming compliance with the matters referred to in paragraph (c) above, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Purchaser is entitled under any provision of any material contract to which the Purchaser is a party or by which it or any of its properties or assets may be bound; or (iv) result in the creation or imposition of any Lien on any material asset of the Purchaser, with such exceptions, in the case of (ii) through (iv), as would not be reasonably expected to materially impede or delay the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

(e) LITIGATION. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Arrangement or any of the other transactions contemplated hereby.

(f) SUFFICIENT FUNDS. Prior to the execution and delivery of this Agreement, the Purchaser has delivered to the Company true and complete copies of the following commitment letters, which are unamended, evidencing: (i) the availability of committed credit facilities pursuant to an executed commitment letter (the "COMMITMENT LETTER") dated June 29, 2007 made by Citigroup Global Markets Inc., Deutsche Bank AG, Canada Branch, Deutsche Bank Securities Inc., The Toronto-Dominion Bank, The Royal Bank of Scotland PLC, and RBS Securities Inc. (collectively the "LENDERS") in favour of the Purchaser, and (ii) equity commitments pursuant to executed equity commitment letters (the "EQUITY COMMITMENT LETTERS") dated June 29, 2007 made by each of the Ontario Teachers' Pension Plan Board and affiliates of Providence Equity Partners, Inc. and Madison Dearborn Partners, LLC (collectively, the "EQUITY SPONSORS") in favour of the Purchaser, pursuant to which the Lenders, in the case of the Commitment Letter, and the Equity Sponsors, in the case of the Equity Commitment Letters, have committed to provide the Purchaser with debt and equity financing. The commitments described in the Commitment Letter and the Equity Commitment Letters are not subject to any condition precedent other than the conditions expressly set forth therein. As of the date hereof each of the Commitment Letter and the Equity Commitment Letters are in full force and effect and is a legal, valid and binding obligation of the Purchaser, the Equity Sponsors and the Lenders, no amendment or modification to the Commitment Letter or the Equity Commitment Letters are contemplated, and as of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser under the Commitment Letter or the Equity Commitment Letters, respectively. As of the date hereof the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing of the financing to be satisfied by it contained in the Commitment Letter or the Equity Commitment Letters and is not aware of any fact, occurrence or condition that may cause either of such financing commitments to terminate or be ineffective or any of the terms or conditions of closing of such financings not to be met or of any impediment to the funding of the cash payment obligations of the Purchaser under the Arrangement. Assuming the financing contemplated in the Commitment Letter and the Equity Commitment Letters is funded, the net proceeds contemplated by the Commitment Letter and the Equity Commitment Letters will in the aggregate be sufficient for the Purchaser to pay the aggregate Consideration to be paid pursuant to the Arrangement and any other amounts required to be paid by the Purchaser under this Agreement in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses.

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
(g) CONSORTIUM MEMBERSHIP. The Exhibit delivered to the Company concurrently with the execution of this Agreement identifies all Persons holding as of the date hereof (i) a direct economic or voting interest in the Purchaser, and (ii) an indirect (which for purposes hereof shall not include interests held as limited partners) economic or voting interest in the Purchaser of 5% or more, as well as a description of the direct and indirect economic and voting interests of such Persons and specifying which of these Persons are Canadian (within the meaning of the Direction and the Telecommunications Act). The information disclosed in that Exhibit hereto relating to the structure and governance of the Purchaser is complete and accurate in all material respects.

(h) INVESTMENT CANADA ACT. The Purchaser is a Canadian, and is not controlled in fact by one or more non-Canadians, all within the meaning of the Investment Canada Act.

(i) RESIDENCY AND OWNERSHIP RESTRICTIONS. The Purchaser is: (i) eligible to be a parent corporation of a subsidiary which is a "Canadian" within the meaning of the Direction, (ii) a "qualified corporation" within the meaning of the Telecommunications Regulations and (iii) a "Canadian" within the meaning of the Radiocommunication Regulations. The Purchaser has knowledge of and is familiar with the restrictions imposed under Applicable Laws with respect to the ownership and control of the Company, including the restrictions set forth under the Broadcasting Act, the Telecommunications Act and the Radiocommunication Act, and the related regulations and directions thereto, and the ownership and control of the Company, after the consummation of the transactions contemplated by this Agreement, shall comply with all such requirements.

(j) SECURITY OWNERSHIP. Other than as has been previously disclosed to the Company in writing, none of the Purchaser or any of the Purchaser Parties beneficially owns any securities of BCE or any of its affiliates.

(k) GUARANTEE. Concurrently with the execution of this Agreement, the Purchaser has caused each of the Equity Sponsors to execute and deliver to the Company a guarantee of the obligations of the Purchaser hereunder, which guarantee is in full force and effect and, subject to the express qualifications in the guarantee, is a valid, binding and enforceable obligation of each Equity Sponsor, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Equity Sponsor under such guarantee.

(l) FINDERS' FEES. Except for Citi Global Investment Banking and TD Securities Inc., whose fees will be paid by the Purchaser and/or the Purchaser Parties, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any of the Purchaser Parties who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

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